Filed pursuant to Rule 424(b)(5)
Registration No. 333-333-250122

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor are we seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 7, 2020

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated November 24, 2020)

American Depositary Shares

Representing                  Ordinary Shares

Nokomis Capital Master Fund, L.P., which we refer to as “Nokomis” or the “selling shareholder”, is offering                  American Depositary Shares, or ADSs, representing ordinary shares of Sequans Communications S.A., a French company. Each ADS represents four ordinary shares, nominal value €0.02 per share. Our ordinary shares, represented by ADSs, are listed on the New York Stock Exchange, or NYSE, under the symbol “SQNS.” On December 4, 2020, the last reported sale price for the ADSs on the NYSE was $5.83 per ADS.

Investing in the ADSs involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement.

	Per ADS	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions(1)	$	$
Proceeds, Before Expenses, to the selling shareholder	$	$

(1)	See “Underwriting” for a description of the compensation payable to the underwriter.

The underwriter may also purchase up to an additional                  ADSs from us at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any, within 30 days of the date of this prospectus supplement.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

The underwriter anticipates delivery of the ADSs to purchasers on or about December                 , 2020.

Sole Book-Running Manager

B. Riley Securities

The date of this prospectus supplement is December     , 2020

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form F-3 (File No. 333-250122) that we filed with the Securities and Exchange Commission, or the SEC, on November 16, 2020 using a “shelf” registration process. Under this “shelf” registration process, we may from time to time sell any combination of securities described in the accompanying prospectus in one or more offerings up to a total of $100.0 million, none of which has been sold as of the date of this prospectus supplement.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy the ADSs offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of ADSs and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to the ADSs. You should read both this prospectus supplement and the accompanying prospectus together with additional information described under the headings “Incorporation of Documents by Reference” and “Where You Can Find More Information” below before making your investment decision. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or any free writing prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is current as of the date such information is presented, regardless of the time of delivery of this prospectus supplement or of any sale of the ADSs. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. You should also read and consider the information in the documents we have referred you to in the sections entitled “Incorporation of Documents by Reference” and “Where You Can Find More Information” in the accompanying prospectus.

We use various trademarks and trade names in our business, including without limitation “Sequans.” This prospectus supplement and the accompanying prospectus also contain trademarks, trade names and service marks of other businesses that are the property of their respective owners.

In this prospectus supplement and the accompanying prospectus, except where the context otherwise requires and for purposes of this prospectus supplement and the accompanying prospectus only:

•	“we,” “us,” “our company,” “the Company,” “the registrant,” “our” and “SQNS” refer to Sequans Communications S.A. and its subsidiaries;

•	“shares” refer to our ordinary shares;

•	all references to the “euro” or “€” are to the euro currency of the European Union and references to “U.S. dollars,” “dollars” or “$” are to United States dollars; and

•	discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

S-ii

No action is being taken in any jurisdiction outside the United States to permit a public offering of the ADSs or possession or distribution of this prospectus supplement and the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement and accompanying prospectus in a jurisdiction outside of the United States are required to inform themselves about and to observe any restrictions that are applicable to that jurisdiction, as to this offering and the distribution of this prospectus supplement and accompanying prospectus.

Unless we indicate otherwise, U.S. dollar translations of euro amounts presented in this prospectus are translated at the rate of €1.00 = $1.1723, the noon buying rate for euros in New York City on September 30, 2020, as set forth in the H.10 statistical release of the Federal Reserve Board.

S-iii

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in the ADSs. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors,” and the financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus.

Overview

We are a fabless designer, developer and supplier of semiconductor solutions for Broadband, Critical “Internet of Things” (IoT) and Massive IoT applications. Our solutions incorporate baseband processor and radio frequency, or RF, transceiver integrated circuits, or ICs, along with a front end subsystem and our proprietary signal processing techniques, algorithms and software stacks. Our high performance ICs deliver high throughput, low power consumption and high reliability in a small form factor and at a competitive price.

We believe Massive IoT, Broadband and Critical IoT will be served with the single-mode LTE, or LTE-only, devices and later with 5G devices including 4G fallback, which is our legacy expertise. Specifically, we believe there are significant advantages in size, power consumption, product cost, development costs and certification costs for our customers producing LTE-only devices compared to their more expensive, larger, more power hungry and more complex multi-mode 2G/3G/4G alternative solutions. Furthermore, we believe the announced or expected shutdowns of many 3G/2G networks in order to reallocate spectrum to 5G/4G combined with the expected longevity and technical advantages of 5G/4G will drive a growing market for 5G/4G solutions. In addition, the completion of 3GPP Release 13/14 in 2016 ratified two new LTE categories targeting low complexity, low data-use machine-type communications. LTE-M (also known as LTE Cat M) and NB-IoT (also known as Cat NB) enable dramatically better power efficiency, reduced module costs and better coverage for M2M and IoT devices compared to traditional LTE or even 2G or 3G solutions. With the evolution of the standard toward 5G starting with 3GPP release 15, compatibility with 4G becomes a requirement. We believe we will be able to deliver dual mode (5G and 4G) products leveraging all our past 4G development efforts and reinforcing our position in the Massive IoT, Broadband and Critical IoT spaces.

For 5G/4G Massive IoT applications, we provide a comprehensive product portfolio based on our flagship Monarch, Monarch 2 dual mode LTEM/NB IoT, Monarch N NB-IoT and Calliope Cat 1 chip platforms, featuring industry-leading low power consumption, a large set of integrated functionalities, and global deployment capability.

We also address the Broadband IoT market, mainly consisting of wide-area use cases that require higher throughput, lower latency and larger data volumes than Massive IoT, and the Critical IoT market that includes both wide-area and local-area use cases with requirements for extremely low latency and ultra-high reliability.

For 5G/4G Broadband and Critical IoT applications, we offer a product portfolio based on our Cassiopeia 4G Cat 4/Cat 6 and, in the future, high-end Taurus 5G/4G chip platforms, optimized for low-cost residential, enterprise, and industrial applications.

We have successfully brought to market eight generations of 4G wireless chipsets, including five generations of LTE chipsets with a ninth generation planned for 2021. The cost, size and power efficiency of our LTE chip designs, coupled with our deep understanding of system-level architecture, our advanced wireless signal processing intellectual property and our RF expertise, enable us to provide high-performance, low-power and cost-efficient 5G/4G semiconductor solutions, allowing us to target a wide range of wireless Broadband,

Critical and Massive IoT devices. In the Broadband IoT data device market, our solutions serve as the core wireless communications platform in these devices, including portable routers; embedded wireless modems for computing and multimedia devices; and customer-premises equipment, such as fixed wireless broadband access modems, routers, industrial and residential gateways. In the Critical IoT device markets, our solutions will provide connectivity for public safety, industrial automation and banking to name a few. In the Massive IoT devices market, our solutions provide connectivity for industrial applications such as transportation, asset and people tracking, retail, smart energy, smart city, agriculture, healthcare and other applications. We also expect to see strong growth in the IoT market in consumer applications such as wearables, hearables and personal and property trackers.

From 2005 through December 31, 2019, we shipped approximately 31.8 million 4G baseband-based semiconductor solutions, which have been deployed by leading wireless carriers around the world. We successfully formed multiple important partnerships in 2019 that resulted in an $8.4 million strategic investment, as well as two non-exclusive multi-year licensing and services deals with strategic partners totaling over $40 million.

Our LTE solutions are currently in commercial deployments in the United States, Canada, Italy, France, Germany, United Kingdom, Nordic countries, Eastern Europe, the Middle East, Indonesia, Malaysia, Philippines, Vietnam, Japan, China, South Korea, India, Australia, Brazil and elsewhere.

Our LTE solutions are incorporated into devices sold by many leading OEMs and ODMs, including in the Verizon Wireless Ellipsis Jetpack MHS900L portable router, the Thales IoT (ex Gemalto) ELS31 LTE Category 1 and EMS31 Category M1 industrial M2M modules, the AT&T IMS2 module and in a variety of devices and modules produced by AsiaTEL, Connected Holdings, Daatrics, Foxconn, Gemtek, Geotab, Geotraq, Inseego, Invoxia, LinkLabs, Lockheed Martin, Multitech, Netcomm, Nimbelink, Pebblebee, Polymer Logistics, PoLTE, Positioning Universal Inc., Pycom, Sercomm, Seongji, USI, Technicolor, Tozed, Trackimo, Wistron NeWeb, ZMTel, ZTEWeLink and others.

Recent Developments

Nokomis conversion of convertible notes

On December 7, 2020, Nokomis elected to convert (i) $6 million of principal amount of convertible notes issued in April 2016 (the “2016 Notes”), with paid-in-kind interest of 7% and a conversion price per ADS of $4.90, and (ii) $3 million of principal amount of convertible notes issued in May 2019 (the “May 2019 Notes”), with paid-in-kind interest of 7% and a conversion price per ADS of $4.84. Pursuant to the March 2020 amendments to the 2016 Notes and May 2019 Notes, Nokomis will receive one extra year of paid-in-kind interest as an incentive for converting prior to April 2022. In total, Nokomis will receive 2,529,961 ADSs upon conversion of the 2016 Notes and the May 2019 Notes, which may be sold in this offering.

For more information regarding the remaining convertible notes held by Nokomis after this offering, see related disclosure in our Annual Report on Form 20-F for the fiscal year ended December 31, 2019 (the “Annual Report”) under “B. Liquidity and Capital Resources—Source of Liquidity” and in this prospectus supplement under “Selling Shareholder” and “Risk Factors—Risks Related to our Business, this Offering and Ownership of Our Shares and ADSs—The exercise or conversion of outstanding stock options, founders warrants, restricted shares, warrants and convertible notes into ordinary shares will dilute the percentage ownership of our other shareholders and the sale of such shares may adversely affect the market price of the ADSs”.

Corporate Information

We were incorporated as Sequans Communications S.A., a société anonyme under the laws of the Republic of France, or France, on October 7, 2003, for a period of 99 years. We are registered at the Nanterre Commerce and Companies Register under the number 450 249 677. We went public in April 2011, and the ADSs representing our ordinary shares are currently listed on the NYSE under the symbol “SQNS.”

Our principal executive offices are located at 15-55 boulevard Charles de Gaulle, 92700 Colombes, France, and our telephone number is +33 1 70 72 16 00. We operate globally with additional offices in the United States, the United Kingdom, Sweden, Israel, and across Asia Pacific (China, Hong Kong, Japan, Korea and Singapore).

Our agent for service of process in the U.S. is GKL Corporate/Search, Inc., One Capitol Mall, Suite 660, Sacramento, California 95814. Our website is www.sequans.com. The information on, or that can be accessed through, our website is not part of this prospectus supplement or the accompanying prospectus.

The Offering

Issuer	Sequans Communications S.A.

Selling shareholder	Nokomis Capital Master Fund, L.P., a Cayman Islands exempted limited partnership.

ADSs offered by the selling shareholder	ADSs representing ordinary shares.

ADSs to be outstanding after the offering	ADSs representing ordinary shares, assuming no exercise of the over-allotment option.

The ADSs	Each ADS represents four ordinary shares, nominal value €0.02 per share. The ratio of ADS to ordinary shares was changed on November 29, 2019. Prior to that date, one ADS represented one ordinary share. All amounts of ADSs disclosed in this prospectus supplement reflect the current ratio. You will have the rights of an ADS holder as provided in the deposit agreement among us, The Bank of New York Mellon, the depositary, and owners and holders of ADSs from time to time. You may surrender your ADSs to the depositary to withdraw the ordinary shares underlying your ADSs. The depositary will charge you a fee for such an exchange. We may amend or terminate the deposit agreement for any reason without your consent. If an amendment becomes effective, you will be bound by the deposit agreement as amended if you continue to hold your ADSs.

To better understand the terms of the ADSs, you should carefully read the section entitled “Description of American Depositary Shares” in the accompanying prospectus.

Use of proceeds	We will not receive any the proceeds from the sale of ADSs by the selling shareholder. If the over-allotment option is exercised, we intend to use the proceeds to cover offering expenses and for general corporate purposes. See “Use of Proceeds” on page S-17.

Risk factors	See “Risk Factors” beginning on page S-6 for a discussion of risks that you should carefully consider before deciding to invest in the ADSs.

Depositary	The Bank of New York Mellon

NYSE symbol	SQNS

Income Tax Considerations	See “Certain Income Tax Considerations” in the accompanying prospectus for a discussion of certain material income tax considerations of an investment in the ADSs.

The number of ADSs to be outstanding after this offering is based on 30,312,160 ADSs (representing all of our 121,248,638 ordinary shares) outstanding as of September 30, 2020, assuming the deposit of all outstanding shares into the ADS deposit facility, the issuance of 2,529,961 ADSs upon the conversion of the Nokomis convertible notes in connection with this offering and no exercise of the over-allotment option, and excludes:

•	an aggregate of 1,199,632 ADSs reserved for future issuance under our currently outstanding equity plans, of which grants representing 104,448 ADSs were made subsequent to September 30, 2020;

•

2,997,120 ADSs issuable upon the vesting of restricted shares and the exercise of outstanding stock options, founders warrants and warrants granted pursuant to our currently outstanding equity plans at a weighted average exercise price of $12.04 per ADS, of which 18,173 ADSs were issued subsequent to September 30, 2020;

•

3,312,591 ADSs issuable to Nokomis upon the conversion of our outstanding 7% convertible promissory notes due April 2021 at a conversion price of $6.80 per ADS plus payment in kind interest, and 1,309,750 ADSs issuable to Nokomis upon the conversion of our outstanding 7% convertible promissory notes due August 2022 at a conversion price of $4.12 per ADS plus payment in kind interest; the shares issuable, due dates and conversion prices disclosed in this prospectus supplement reflect the terms as amended to date; and

•

450,000 ADSs issuable upon the exercise of outstanding warrants subscribed by Nokomis, the holder of all convertible notes, with an exercise price of $6.80 per ADS; 204,179 ADSs issuable upon the exercise of outstanding warrants subscribed by the holder of all venture debt with an exercise price of $5.36 per ADS; and 2,348,247 ADSs issuable upon the exercise of outstanding warrants subscribed by a strategic investor with an exercise price of €0.08 per ADS.

Unless otherwise stated, the information in this prospectus supplement assumes that the underwriter has not exercised its option to purchase additional ADSs from us to cover over-allotments.

The number of ADSs and prices per ADS in this prospectus supplement have been adjusted to reflect the adjustment of the ratio of the number of ordinary shares per ADS, effective November 29, 2019, from one ordinary share per ADS to four ordinary shares per ADS.

RISK FACTORS

Investing in the ADSs involves a high degree of risk. You should carefully consider the risk factors in Item 3.D of our Annual Report, the following risks and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including our historical financial statements and related notes, before deciding whether to purchase the ADSs. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. The occurrence of any of the following risks or the risks discussed in our Annual Report could materially and adversely harm our business, financial condition or prospects. The trading price of the ADSs could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to our Business, this Offering and Ownership of Our Shares and ADSs

We, as well as our customers, source certain components from Asia and our chips and modules are manufactured in Asia, which exposes us to risks related to health epidemics, and the COVID-19 pandemic in particular, that could impact our results of operations. The impact of COVID-19 could also reduce demand for our products and the ability to operate our business remotely during government shelter-in-place orders.

Our business has been, and may continue to be, affected by the widespread outbreak of COVID-19. Both our suppliers and our customers source certain components necessary for production from manufacturers in locations which have been or may be adversely affected by the outbreak. Further shortages may result in a reduction of production capacity, which could negatively affect our revenues. Any outbreak of contagious diseases, including further expansion of the COVID-19 pandemic, and other adverse public health developments could have a material and adverse effect on our business operations. These could include disruptions or restrictions on our ability to operate our business during government shelter-in-place orders, to travel or to manufacture or distribute our products, as well as temporary closures of our facilities and the facilities of our suppliers or customers.

For example, earlier in 2020 we experienced shortages in Skyworks components due to their temporary closure of their Mexicali, Mexico plant. Any further disruption of our or our suppliers’ or customers’ operations would likely impact our sales and operating results, including our revenue expectations. Similarly, the government of France has ordered that all non-essential businesses close over several periods throughout 2020, which has required that we move to remote working. In contrast, our broadband business has experienced a significant increase in orders for our modules that power Verizon’s JetPack Ellipsis portable router, which is being used to help schools and students with remote learning applications as many students in the United States are not able to return to classes full-time. There can be no assurance that the increased broadband sales will continue once students are able to return to in-person classes.

In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could impact our operating results. As the circumstances surrounding the COVID-19 pandemic continue to impact the world economy, the extent to which it may impact our business remains uncertain.

We have a history of losses and have experienced a significant decline in revenue from 2011, and we may not achieve or sustain profitability in the future, on a quarterly or annual basis.

We were established in 2003 and began operations in 2004, and have incurred losses on an annual basis since inception. We experienced net losses of $26.2 million, $36.2 million and $36.7 million in 2017, 2018 and 2019, respectively, and $43.2 million for the nine months ended September 30, 2020. At December 31, 2019, our accumulated deficit was $308.7 million. We expect to continue to incur significant expense related to the development of our 4G and 5G products and expansion of our business, including research and development and sales and administrative expenses. Additionally, we may encounter unforeseen difficulties, complications, product delays and other unknown factors that require additional expense. As a result of these expenditures, we will have to generate and sustain substantially increased revenue to achieve profitability. If we do not, we may not be able to achieve or maintain profitability, and we may continue to incur significant losses in the future.

These facts and conditions raise substantial doubt about our ability to continue as a going concern, and our independent registered public accounting firm has included an explanatory paragraph regarding going concern qualification in its audit report. The failure to raise additional equity may have a material adverse effect on our business, results of operations and financial position, and may adversely affect our ability to continue as a going concern. If we do not become consistently profitable, our accumulated deficit will grow larger and our cash balances will decline further, and we will require further financings to continue operations. Any such financings may not be accessible on acceptable terms, if at all. Furthermore, the effects of the COVID-19 coronavirus pandemic might have a negative impact on the production of our products in affected regions or on the demand for our products by customers whose supply chain or end demand are negatively affected by COVID-19, and as a result could affect our financial condition. The effects of COVID-19 have also had and may continue to have a prolonged negative impact on the capital markets globally, which could in turn negatively impact our ability to raise funds to meet our financial needs in the next twelve months and beyond. If we cannot generate sufficient cash or obtain additional financing, we may be required to downsize our business operations.

Certain natural disasters, such as fires, coastal flooding, large earthquakes, volcanic eruptions or pandemics, may negatively impact our business. Any disruption to the operations of our foundry and assembly and testing subcontractors or our supply chain could cause significant delays in the production or shipment of our products.

If fires, coastal flooding, a large earthquake, volcanic eruption, new pandemic or other natural disaster were to directly damage, destroy or disrupt our partners’ manufacturing facilities or the facilities of our testing, assembly and manufacturing contractors or our component suppliers, it could disrupt our operations, delay new production and shipments of existing inventory, or result in costly repairs, replacements, the need to find alternative suppliers or other costs, all of which would negatively impact our business. For example, a fire at Asahi Kasei Microsystem’s semiconductor factory in Japan on October 20, 2020 completely shut down production of its TCXO crystal oscillator products, which account for approximately half of the worldwide industry production of these products and are a primary component in our products. We are seeking secondary sources in our supply chain and will utilize existing inventory through early 2021. If we are unable to qualify additional suppliers prior to exhausting our current inventory or are unable to source alternative components in sufficient quantity, we could experience significant delays in the production or shipment of our semiconductor solutions or experience significant increases in our supply chain costs until we are able to shift our supply to an alternative vendor. These events and their consequences could negatively impact our results of operations and cash flows, both during and after the period of operational difficulties, and could harm our reputation.

Fluctuations in our operating results on a quarterly or annual basis and difficulty predicting our quarterly operating results could cause the market price of the ADSs to decline.

Our revenue and operating results have fluctuated significantly from period to period in the past and will do so in the future. As a result, you should not rely on period-to-period comparisons of our operating results as an indication of our future performance. In future periods, our revenue and results of operations may be below the expectations of analysts and investors, which could cause the market price of the ADSs to decline.

Factors that may cause our operating results to fluctuate include but are not limited to:

•	reductions in orders or cancellations by our customers;

•	changes in customer mix, the mix of products and services sold and the mix of geographies in which our products and services are sold;

•	reduced visibility into our customers’ spending plans and associated revenue;

•	current and potential customer, partner and supplier consolidation and concentration;

•	changes in the size, growth or growth prospects of the LTE and IoT markets;

•	changes in the competitive dynamics of our market, including new entrants or pricing pressures, and our ability to compete in the LTE and IoT markets;

•	timing and success of commercial deployments of and upgrades to 4G wireless networks and the next generation 5G wireless networks;

•	timely availability, at a reasonable cost, of adequate manufacturing capacity with the sole foundry that manufactures our products;

•	our ability to successfully define, design and release new products in a timely manner that meet our customers’ needs;

•	timing and growth rate of revenues from the LTE and IoT markets;

•	changes in manufacturing costs, including wafer, test and assembly costs, mask costs and manufacturing yields;

•	the timing of product announcements by competitors or us;

•	costs associated with litigation, especially related to intellectual property and securities class actions;

•	costs associated with any violation of the U.S. Foreign Corrupt Practices Act, the United Kingdom Bribery Act, or other similar foreign laws;

•

impairment of our ability to transact business in the European Union and uncertainty as to national laws and regulations, including intellectual property rights, following the United Kingdom’s exit from the European Union;

•	the effects of a widespread outbreak of contagious disease, including the COVID-19 pandemic;

•	changing economic and political conditions at a global or local level;

•	how well we execute on our strategy and operating plans and the impact of changes in our business model that could result in significant restructuring changes; and

•	our ability to achieve targeted cost reductions.

Moreover, sales of our semiconductor solutions fluctuate from period to period due to cyclicality in the semiconductor industry and the short product life cycles and wide fluctuations in product supply and demand characteristic of this industry. We expect these cyclical conditions to continue. Due to our limited operating history, we have yet to experience an established pattern of seasonality. However, business activities in Asia generally slow down in the first quarter of each year during the lunar new year period, which could harm our sales and results of operations during the period. Our expense levels are relatively fixed in the short-term and are based, in part, on our future revenue projections. If revenue levels are below our expectations, we may experience declines in margins and profitability or incur a loss from our operations. As a result, our quarterly operating results are difficult to predict, even in the near term, which may result in our revenue and results of operations being below the expectations of analysts and investors and which could cause the market price of the ADSs to decline.

If securities or industry analysts cease to publish research reports about us or our industry, or if they adversely change their recommendations regarding the ADSs, the market price for the ADSs and trading volume could decline.

The trading market for the ADSs is influenced by research reports that industry or securities analysts publish about us or our industry. If one or more analysts who cover us downgrade the ADSs, the market price for the

ADSs would likely decline. If one or more of these analysts ceases coverage of us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for the ADSs to decline.

We have no present intention to pay dividends on our ordinary shares in the foreseeable future and, consequently, your only opportunity to achieve a return on your investment during that time is if the price of the ADSs appreciates.

We have no present intention to pay dividends on our ordinary shares in the foreseeable future. Any recommendation by our board of directors to pay dividends will depend on many factors, including our financial condition, results of operations, legal requirements and other factors. Accordingly, if the price of the ADSs falls in the foreseeable future, you will incur a loss on your investment, without the likelihood that this loss will be offset in part or at all by potential future cash dividends. In addition, even if we were to pay a dividend on our ordinary shares, French law may prohibit paying such dividends to holders of the ADSs or the tax implications of such payments may significantly diminish what you receive.

French law may limit the amount of dividends we are able to distribute and exchange rate fluctuations may reduce the amount of U.S. dollars you receive in respect of any dividends or other distributions we may pay in the future in connection with your ADSs.

Although our consolidated financial statements are denominated in U.S. dollars, under French law, the determination of whether we have been sufficiently profitable to pay dividends is made on the basis of our unconsolidated annual financial statements under the French commercial code in accordance with generally accepted accounting principles in France, which we refer to as French GAAP. Therefore, we may be more restricted in our ability to declare dividends than companies not based in France. In addition, exchange rate fluctuations may affect the amount of euros that we are able to distribute, and the amount in U.S. dollars that our shareholders receive upon the payment of cash dividends or other distributions we declare and pay in euros, if any. These factors could harm the value of the ADSs, and, in turn, the U.S. dollar proceeds that holders receive from the sale of the ADSs.

You may not be able to exercise your right to vote the ordinary shares underlying your ADSs.

Holders of ADSs may exercise voting rights with respect to the ordinary shares represented by the ADSs only in accordance with the provisions of the deposit agreement. The deposit agreement provides that, upon receipt of notice of any meeting of holders of our ordinary shares, the depositary will, as soon as practicable thereafter, fix a record date for the determination of ADS holders who shall be entitled to give instructions for the exercise of voting rights. Upon timely receipt of notice from us, if we so request, the depositary shall distribute to the holders as of the record date (i) the notice of the meeting or solicitation of consent or proxy sent by us and (ii) a statement as to the manner in which instructions may be given by the holders.

You may instruct the depositary of your ADSs to vote the ordinary shares underlying your ADSs. Otherwise, you will not be able to exercise your right to vote, unless you withdraw the ordinary shares underlying the ADSs you hold. However, you may not know about the meeting far enough in advance to withdraw those ordinary shares. If we ask for your instructions, the depositary, upon timely notice from us, will notify you of the upcoming vote and arrange to deliver our voting materials to you. We cannot guarantee you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ordinary shares or to withdraw your ordinary share so that you can vote them yourself. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote, and there may be nothing you can do if the ordinary shares underlying your ADSs are not voted as you requested.

You may be subject to limitations on the transfer of your ADSs.

Your ADSs, which may be evidenced by ADRs, are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may refuse to deliver, transfer or register transfers of your ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary think it is advisable to do so because of any requirement of law, government or governmental body, or under any provision of the deposit agreement, or for any other reason.

As a foreign private issuer, we are exempt from a number of rules under the U.S. securities laws and are permitted to file less information with the SEC than a U.S. company; our ordinary shares are not listed, and we do not intend to list our shares, on any market in France, our home country. This may limit the information available to holders of the ADSs.

We are a “foreign private issuer,” as defined in the SEC’s rules and regulations and, consequently, we are not subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, we are exempt from certain rules under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act, including the U.S. proxy rules under Section 14 of the Exchange Act. In addition, our officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of our securities. Moreover, while we have and expect to continue to submit quarterly interim consolidated financial data to the SEC under cover of the SEC’s Current Report on Form 6-K, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies and are not required to file Quarterly Reports on Form 10-Q or Current Reports on Form 8-K under the Exchange Act. Furthermore, our ordinary shares are not listed and we do not currently intend to list our ordinary shares on any market in France, our home country. As a result, we are not subject to the reporting and other requirements of listed companies in France. For instance, we are not required to publish quarterly or semi-annual financial statements. Accordingly, there is less publicly available information concerning our company than there would be if we were a U.S. public company.

As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from NYSE corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with NYSE corporate governance listing standards.

As a foreign private issuer listed on the NYSE, we are subject to NYSE corporate governance listing standards. However, NYSE rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in France, which is our home country, may differ significantly from NYSE corporate governance listing standards. For example, neither the corporate laws of France nor our by-laws require a majority of our directors to be independent and we could include non-independent directors as members of our compensation committee and nominating committee, and our independent directors would not necessarily hold regularly scheduled meetings at which only independent directors are present. Currently, we intend to comply with the NYSE corporate governance listing standards to the extent possible under French law. However, if we choose to change such practice to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would under NYSE corporate governance listing standards applicable to U.S. domestic issuers.

U.S. holders of the ADSs may suffer adverse tax consequences if we are characterized as a Passive Foreign Investment Company.

Generally, if for any taxable year 75% or more of our gross income is passive income, or at least 50% of our assets are held for the production of, or produce, passive income, we would be characterized as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. To determine if at least 50% of our assets are held for the production of, or produce, passive income, we may use the market capitalization method for certain periods. Under the market capitalization method, the total asset value of a company would be considered to equal the fair market value of its outstanding shares plus outstanding indebtedness on a relevant testing date. Because the market price of the ADSs has fluctuated substantially and is likely to fluctuate in the future, and the market price may affect the determination of whether we will be considered a PFIC, there can be no assurance that we will not be considered a PFIC for any taxable year. While we do not believe we were a PFIC for 2019, there is no assurance that we will not be a PFIC in 2020 or later years. If we are characterized as a PFIC, U.S. holders of the ADSs may suffer adverse tax consequences, including having gains realized on the sale of the ADSs treated as ordinary income, rather than capital gain, the loss of the preferential rate applicable to dividends received on the ADSs by individuals who are U.S. holders, having interest charges apply to distributions by us and the proceeds of ADS sales and additional reporting requirements. We do not expect to provide to U.S. holders the information needed to report income and gain pursuant to a “qualified electing fund” election, which election would alleviate some of the adverse tax consequences of PFIC status, and we make no undertaking to provide such information in the event that we are a PFIC.

We are subject to legal actions that could distract our management and increases costs, which may adversely affect our financial condition or our reputation.

In August 2017, two securities class action lawsuits were filed, which were consolidated into a single lawsuit in September 2017, alleging violations of the U.S. federal securities laws by us, our President and CEO, and our Chief Financial Officer. The plaintiffs asserted claims primarily based on purported misrepresentations regarding Sequans’ revenue recognition policy in its Annual Reports on Form 20-F for the fiscal years ended 2015 and 2016. In particular, plaintiffs claimed that an August 1, 2017 press release, in which we disclosed a $740,000 reduction in previously-recognized revenue, indicated that representations in earlier public disclosures regarding revenue were false or misleading. An amended complaint was filed in April 2018, and the Company and the individual defendants subsequently filed a motion to dismiss. On September 30, 2019, the Court issued a decision dismissing the claims against our CFO but permitted the claims against the Company and our CEO to proceed. Following a second mediation session in the latter half of March 2020, the parties reached a tentative settlement on March 25, 2020, which received formal documentation and court approval on September 28, 2020. The costs of the ultimate resolution did not exceed our insurance coverage after our deductible. However, the premium for our directors and officers insurance is expected to increase significantly, and an unfavorable outcome in any future lawsuit or proceeding could have an adverse impact on our business, financial condition and results of operations. Further, if our stock price is volatile, we may become involved in further litigation. Any current or future litigation, regardless of its merits, could result in substantial costs and a diversion of our management’s attention and resources that are needed to successfully run our business.

You may be unable to recover in civil proceedings for U.S. securities laws violations.

We are a corporation organized under the laws of France. The majority of our directors are citizens and residents of countries other than the United States, and the majority of our assets are located outside of the United States. Accordingly, it may be difficult for investors to obtain jurisdiction over us or our directors in courts in the United States and enforce against us or them judgments obtained against us or them. In addition, we cannot assure you that civil liabilities predicated upon the federal securities laws of the United States will be enforceable in France.

ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our ordinary shares provides that, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, by a federal or state court in the City of New York, which has non-exclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before entering into the deposit agreement.

If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and / or the depositary. If a lawsuit is brought against us and/or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action. Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

The rights of shareholders in companies subject to French corporate law differ in material respects from the rights of shareholders of corporations incorporated in the United States.

We are a French company with limited liability. Our corporate affairs are governed by our by-laws and by the laws governing companies incorporated in France. The rights of shareholders and the responsibilities of members of our board of directors are in many ways different from the rights and obligations of shareholders in companies governed by the laws of U.S. jurisdictions. For example, in the performance of its duties, our board of directors is required by French law to consider the interests of our company, its shareholders, its employees and other stakeholders, rather than solely our shareholders and/or creditors. It is possible that some of these parties will have interests that are different from, or in addition to, your interests as a stockholder.

Our by-laws and French corporate law contain provisions that may delay or discourage a takeover attempt.

Provisions contained in our by-laws and the corporate laws of France, the country in which we are incorporated, could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our shareholders. In addition, provisions of our by-laws impose various procedural and other requirements, which could make it more difficult for shareholders to effect certain corporate actions. These provisions include the following:

•	our shares are in registered form only and we must be notified of any transfer of our shares in order for such transfer to be validly registered;

•	our by-laws provide for directors to be elected for three-year terms, and we intend to elect one third of the directors every year;

•	our shareholders may grant our board of directors broad authorizations to increase our share capital;

•

our board of directors has the right to appoint directors to fill a vacancy created by the resignation, death or removal of a director, subject to the approval by the shareholders of such appointment at the next shareholders’ meeting, which prevents shareholders from having the sole right to fill vacancies on our board of directors;

•	our board of directors can only be convened by its chairman except when no board meeting has been held for more than two consecutive months;

•	our board of directors meetings can only be regularly held if at least half of the directors attend either physically or by way of secured telecommunications;

•	approval of at least a majority of the shares entitled to vote at an ordinary shareholders’ general meeting is required to remove directors with or without cause;

•	advance notice is required for nominations for election to the board of directors or for proposing matters that can be acted upon at a shareholders’ meeting; and

•

the sections of the by-laws relating to the number of directors and election and removal of a director from office may only be modified by a resolution adopted by 66 2/3% of our shareholders present or represented at the meeting.

The exercise or conversion of outstanding stock options, founders warrants, restricted shares, warrants and convertible notes into ordinary shares will dilute the percentage ownership of our other shareholders and the sale of such shares may adversely affect the market price of the ADSs.

As of September 30, 2020, there were outstanding stock options, founders’ warrants, and restricted shares to purchase an aggregate of approximately 12.0 million of our ordinary shares (representing approximately 3.0 million ADSs), and more restricted shares, options and warrants will likely be granted in the future to our officers, directors, employees and consultants. We also have outstanding issuances of convertible notes held by Nokomis, which interest is paid in kind. The notes issued in 2016 and in May 2019 will be converted and then sold in this offering as described in “—Selling Shareholder” below. The notes issued in 2015 with further subscription of notes in 2018 (the “2015 Notes”) and in August 2019 (the “August 2019 Notes”) will remain outstanding after this offering. The 2015 Notes may be converted into 3.3 million ADSs at a conversion price of $6.80 per ADS, and the August 2019 Notes may be converted into 1.3 million ADSs at a conversion price of $4.12 per ADS. If any of these notes are converted prior to April 2022, an additional 7% will be added to the value of the principal and accrued interest being converted, resulting in an additional 7% of ADSs being issued. The convertible notes contain a blocker provision that prohibits the conversion of such notes to the extent it would cause Nokomis’s holdings to exceed 9.99% beneficial ownership of the number of the Company’s outstanding ordinary shares of the Company at any time.

In September 2018, we issued warrants to purchase 0.5 million ADSs with an exercise price of $6.80 per ADS to the holder of the Notes. In October 2018, we issued warrants to purchase 0.2 million ADSs with an exercise price of $5.36 per ADS to the venture debt lender in connection with a €12,000,000 debt financing done at that time. In February 2019, we issued warrants to purchase 2.3 million ADSs with an exercise price of €0.08 per ADS to a strategic investor. We may issue additional warrants or convertible notes in connection with acquisitions, borrowing arrangement or other strategic or financial transactions. The exercise of outstanding stock options, warrants, or convertible notes, and the vesting of restricted shares, will dilute the percentage ownership of our other shareholders. The exercise of these options, warrants and convertible notes and the vesting of restricted shares, with the subsequent sale of the underlying ordinary shares could cause a decline in the market price of the ADSs.

If we raise additional capital in the future, your ownership in us could be diluted.

Any issuance of equity we may undertake in the future to raise additional capital could cause the price of the ADSs to decline, or require us to issue shares or ADSs at a price that is lower than that paid by holders of our shares or ADSs in the past, which would result in those newly issued shares or ADSs being dilutive. If we obtain funds through a credit facility or through the issuance of debt or preferred securities, these securities would likely have rights senior to your rights as an ADS holder, which could impair the value of the ADSs.

Pursuant to the Sarbanes-Oxley Act of 2002, we are required to document and test our internal control procedures and to provide a report by management on internal control over financial reporting, including management’s assessment of the effectiveness of such control.

In the course of preparing our 2018 consolidated financial statements, we identified a deficiency in our internal control over financial reporting that constituted a material weakness in our internal control over financial reporting. We determined that our management’s review controls and other controls over the accounting and presentation of complex, non-routine transactions were not adequately designed and documented. In 2018, the complex, non-routine transaction that exposed the material weakness was the amendment of convertible bonds issued in prior years as well as the issuance of new financial instruments with equity components and their associated deferred tax impacts. Specifically, our management identified that our controls lacked sufficient specificity, including evaluation of all relevant accounting standards for these complex transactions.

This material weakness was not remediated in 2019 as we identified that our management’s review controls and other controls over the accounting and presentation of certain transactions were not adequately designed and operated. These included certain complex revenue arrangements entered into in 2019 and certain revenue transactions including the related variable consideration in certain instances that were not recorded in the proper period for annual or interim financial information purposes. Specifically, our management identified that our controls lacked sufficient specificity, including proper evaluation of all relevant accounting standards for these transactions.

We have historically relied on internal resources to address complex and unusual International Financial Reporting Standards accounting treatment, such as in the case of our convertible bonds and revenue recognition for complex agreements. In an effort to remediate our material weakness, we intend to engage external consultants with appropriate training going forward to assist us with respect to the documentation of assumptions used and the development of accounting positions for complex or unusual transactions, including commercial contracts.

Although we are working to remedy the material weakness, there can be no assurance as to when the remediation will be completed, and we can give no assurances that other material weaknesses will not arise in the future. Failure to comply with Section 404 of the Sarbanes-Oxley Act could also potentially subject us to sanctions or investigations by the SEC or other regulatory authorities. Deficiencies, including any material weakness, in our internal control over financial reporting that have not been remediated or that may occur in the future could result in misstatements of our results of operations, restatements of our financial statements, a decline in our stock price, suspension or delisting of ADSs from the New York Stock Exchange, or otherwise materially adversely affect our business, reputation, results of operations and financial condition.

The Public Company Accounting Oversight Board, or PCAOB, is currently unable to inspect the audit work and practices of auditors operating in France, including our auditor.

Our auditor, Ernst & Young Audit, is registered with the Public Company Accounting Oversight Board (PCAOB) in the United States. The PCAOB’s cooperative arrangement with the French audit authority expired in December 2019. This expiration of this cooperative arrangement prevents inspections of registered firms in France until a new arrangement is concluded. Such inspections assess a registered firm’s compliance with U.S. law and professional standards in connection with the performance of audits of financial statements filed with the SEC. As a result, our investors may not realize the potential benefits of such inspections until a new cooperative arrangement, which is currently under negotiation, is entered into and inspections in France resume.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that are based on our management’s beliefs and assumptions and on information currently available to our management. All statements other than present and historical facts and conditions contained in this prospectus supplement, including statements regarding our future results of operations and financial positions, business strategy, plans, and our objectives for future operations, are forward-looking statements. These statements are only predictions and reflect our current beliefs and expectations with respect to future events and are based on assumptions and subject to risk and uncertainties and subject to change at any time. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Actual events or results may differ materially from those contained in the projections or forward-looking statements. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation:

•	the contraction or lack of growth of markets in which we compete and in which our products are sold;

•	unexpected increases in our expenses, including manufacturing expenses;

•	our inability to adjust spending quickly enough to offset any unexpected revenue shortfall;

•	delays or cancellations in spending by our customers;

•	unexpected average selling price reductions;

•	the significant fluctuation to which our quarterly revenue and operating results are subject due to cyclicality in the wireless communications industry and transitions to new process technologies;

•	our inability to anticipate the future market demands and future needs of our customers;

•	our inability to achieve new design wins or for design wins to result in shipments of our products at levels and in the timeframes we currently expect;

•	our inability to enter into and execute on strategic alliances;

•	our inability to meet performance milestones under strategic license agreements;

•	the impact of natural disasters or pandemics on our sourcing operations and supply chain;

•	our inability to remediate material weaknesses in our internal controls relating to the accounting for certain revenue transactions;

•

the potential impact of the COVID-19 pandemic on the production of our products in China and elsewhere, our inability to source components necessary for our production, our inability to operate remotely during government shelter-in-place orders, or demand for our products by customers whose supply chain is impacted or whose demand is curtailed thereby reducing demand for our products; and

•	other factors detailed in documents we file from time to time with the Securities and Exchange Commission.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” as well as similar expressions. Forward-looking statements reflect our current views with respect to future events, are based on assumptions and are subject to risks, uncertainties and other important factors. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. We cannot assure you that our plans, intentions or expectations will be achieved. Our actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus supplement as described in greater detail under the heading “Risk Factors,” contained in this prospectus supplement and any related free writing prospectus, our Annual Report on

Form 20-F and our Current Report on Form 6-K submissions furnished with the SEC, as well as any amendments thereto reflected in subsequent filings with the SEC. Given these risks, uncertainties and other important factors, you should not place undue reliance on these forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus supplement. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. Except as required by law, we assume no obligation to update any forward-looking statements publicly, whether as a result of new information, future events or otherwise. Before deciding to purchase our securities, you should carefully read this prospectus supplement, the accompanying prospectus and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Incorporation of Documents by Reference” in the accompanying prospectus, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

In this offering, the selling shareholder named in this prospectus supplement is selling                ADSs. We will not receive any proceeds from the sale of any ADSs by the selling shareholder. If the over-allotment option granted by us to the underwriter is exercised, we intend to use the net proceeds to cover offering expenses and for general corporate purposes.

MARKET PRICE OF AMERICAN DEPOSITARY SHARES

The ADSs have been listed on the NYSE under the symbol “SQNS” since April 15, 2011. Prior to that date, there was no public trading market for the ADSs or our ordinary shares. The price per ADS has been adjusted to reflect the adjustment of the ratio of the number of ordinary shares per ADS, effective November 29, 2019, from one ordinary share per ADS to four ordinary shares per ADS. On December  4, 2020, the last reported sale price of the ADSs on the NYSE was $5.83 per ADS.

DIVIDENDS

We have never declared or paid any cash dividends on our ordinary shares. We do not anticipate paying cash dividends on our ordinary shares in the foreseeable future and intend to retain all available funds and any future earnings for use in the operation and expansion of our business. Subject to the requirements of French law and our by-laws, dividends may only be distributed from our statutory retained earnings. Dividend distributions, if any, will be made in euros and converted into U.S. dollars with respect to the ADSs, as provided in the deposit agreement.

CAPITALIZATION

The following table sets forth capitalization as of September 30, 2020:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the conversion of the 2016 Notes and the May 2019 Notes, resulting in the issuance to Nokomis of 2,529,961 ADSs, which may be sold in this offering.

You should read this table in conjunction with other sections of this prospectus supplement, the accompanying prospectus and any documents that they incorporate by reference, including our consolidated financial statements and the related notes.

	At September 30, 2020
	Actual	As Adjusted
	(In thousands)
Cash, cash equivalents and short term deposits	$25,285	$

Equity
Issued capital	$2,962	$
Share premium	262,641
Other capital reserves	41,012
Accumulated deficit	(351,948)
Accumulated other comprehensive income (loss)	(750)

Total equity	$(46,083)	$

Long-term financial liabilities (current and non-current)
Convertible debt and accrued interest	$34,984	$
Convertible debt embedded derivative	18,506
Venture debt	9,163
Government grant advances and interest-free loans	14,174
Interest-bearing receivables financing	14,449
Lease liabilities	4,784

Total long-term financial liabilities (current and non-current)	96,060

Total capitalization	$49,977	$

CERTAIN INCOME TAX CONSIDERATIONS

For a description of certain income tax considerations in connection with this offering, see “Certain Income Tax Considerations” in the accompanying prospectus.

SELLING SHAREHOLDER

On December 7, 2020, Nokomis elected to convert (i) $6 million of principal amount of 2016 Notes, with paid-in-kind interest of 7% and a conversion price per ADS of $4.90, and (ii) $3 million of principal amount of May 2019 Notes, with paid-in-kind interest of 7% and a conversion price per ADS of $4.84. Pursuant to the March 2020 amendments to the 2016 Notes and May 2019 Notes, Nokomis will receive one extra year of paid-in-kind interest as an incentive for converting prior to April 2022. In total, Nokomis received 2,529,961 ADSs upon conversion of the notes, which may be sold in this offering.

The following table sets forth information as of the date hereof regarding beneficial ownership of ADSs (i) immediately prior to this offering and (ii) after giving effect to this offering (assuming no exercise by the underwriter of its option to purchase up to                  additional ADSs from us) by the selling shareholder. For purposes of the table below, the percentage ownership calculations for beneficial ownership prior to and after the completion of this offering are based on 30,330,333 ADSs outstanding as of November 30, 2020 and 32,860,294 ADSs outstanding as of the date hereof (including the ADSs to be sold pursuant to this offering).

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. ADSs or ordinary shares that may be acquired by an individual or group within 60 days after the date of this prospectus supplement, pursuant to the exercise of options, warrants or other rights, are deemed to be issued and outstanding for the purpose of computing the percentage ownership of such individual or group.

The information in the table below has been obtained from the selling shareholder.

Name of Selling Shareholder	ADSs Beneficially Owned Prior to this Offering		ADSs to be Sold in this Offering	ADSs Beneficially Owned After this Offering
				Excluding Exercise of Option		Including Exercise of Option
	Number	Percent		Number	Percent	Number	Percent
Nokomis Master Fund, L.P.(*)	3,350,659	9.99%

(*)

Nokomis Capital, L.L.C., a Texas limited liability company, serves as the investment adviser to the accounts of certain private funds, including the accounts of the selling shareholder (collectively, the “Nokomis Accounts”), and may direct the vote and dispose of the 13,402,636 ordinary shares (the equivalent of 3,350,659 ADSs) held by the Nokomis Accounts or which the Nokomis Accounts have a right to acquire as of the date hereof. Mr. Brett Hendrickson is the principal of Nokomis Capital and, as such, may direct the vote and disposition of the ordinary shares held by the Nokomis Accounts or which the Nokomis Accounts have a right to acquire from the conversion of convertible notes issued by the Company. The Nokomis Accounts hold an aggregate par value of $27,332,670 of the convertible notes as of the date hereof, which contain a blocker provision that prohibits the conversion such that holdings would exceed 9.99% beneficial ownership of the number of outstanding ordinary shares of the Company at any time. The address of Nokomis Capital is 2305 Cedar Springs Rd., Suite 420, Dallas, TX 75201.

UNDERWRITING

B. Riley Securities, Inc. is acting as the sole underwriter. Subject to the terms and conditions of the underwriting agreement entered into among us, the selling shareholder and B. Riley Securities, Inc., the underwriter has severally agreed to purchase from the selling shareholder, less the underwriting discounts and commissions, the number of ADSs set forth opposite its name below.

Underwriter	Number of ADSs
B. Riley Securities, Inc.

The underwriting agreement provides that the underwriter is obligated to purchase all of the ADSs offered under this prospectus if any amount of the ADSs are purchased, other than those ADSs covered by the option to purchase additional ADSs for the purpose of covering any over-allotments made in connection with the offering, as described below.

The underwriting agreement provides that we and the selling shareholder will indemnify the underwriter against certain liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act, or to contribute payments that the underwriter may be required to make in respect thereof. The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of customary legal opinions, letters and certificates. We and the selling shareholder have agreed to reimburse the underwriter for certain expenses in connection with this offering, including underwriter’s counsel legal fees, up to an aggregate amount of $        .

We have granted an option to the underwriter to purchase up to                  additional ADSs for the purpose of covering over-allotments made in connection with the offering, if any, at the public offering price per ADS, less the underwriting discount, set forth on the cover page of this prospectus supplement. This option is exercisable during the 30-day period after the date of this prospectus supplement. If any additional ADSs are purchased, the underwriter will offer the additional ADSs on the same terms as those on which the ADSs are being offered.

The underwriter has advised us and the selling shareholder that it proposes to offer the ADSs to the public at the public offering price per ADS set forth on the cover page of this prospectus supplement. The underwriter may offer ADSs to securities dealers at that public offering price less a concession of up to $         per ADS. After the offering to the public, the offering price and other selling terms may be changed by the underwriter.

The following table summarizes the public offering price per ADS, total underwriting discount and commission and proceeds before expenses to the selling shareholder and us, assuming both no exercise and full exercise of the underwriter’s option to purchase additional ADSs for the purpose of covering over-allotments made in connection with the offering, if any.

	Per ADS	Total
		Without Option to Purchase Additional ADSs	With Option to Purchase Additional ADSs
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses, to the selling shareholder
Proceeds, before expenses, to us	$	$	$

We estimate that the total expenses incurred by us in the offering, excluding the underwriting discount and commissions and expense reimbursements covered by us, will be approximately $        .

Price Stabilization, Short Positions

In connection with this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs.

These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriter of a greater number of ADSs than they are required to purchase in this offering. Specifically, the underwriter may sell more ADSs than are set forth on the cover page of this prospectus supplement. This creates a short position in the ADSs for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ADSs involved is not greater than the number of ADSs that the underwriter may purchase in the option to purchase additional ADSs. In a naked short position, the number of ADSs involved is greater than the number of ADSs in the underwriter’s option to purchase additional ADSs. To close out a short position or to stabilize the price of the ADSs, the underwriter may bid for, and purchase, ADSs in the open market. The underwriter may also elect to reduce any short position by exercising all or part of the option to purchase additional ADSs. In determining the source of ADSs to close out the short position, the underwriter will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the option to purchase additional ADSs. If the underwriter sells more ADSs than could be covered by the option to purchase additional ADSs, a naked short position, the position can only be closed out by buying ADSs in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriter may also impose a penalty bid. This occurs when a particular dealer repays selling concessions allowed to it for distributing the ADSs in this offering because the underwriter repurchases that stock in stabilizing or short covering transactions.

Finally, the underwriter may bid for, and purchase, ADSs in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of the ADSs at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriter is not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the NYSE, in the over-the-counter market, or otherwise.

In connection with this offering, the underwriter and selling group members, if any, or their affiliates may engage in passive market making transactions in the ADSs on the NYSE immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

•	a passive market maker may not effect transactions or display bids for the ADSs in excess of the highest independent bid price by persons who are not passive market makers;

•

net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in the ADSs during a specified two-month prior period or 200 ADSs, whichever is greater, and must be discontinued when that limit is reached; and

•	passive market making bids must be identified as such.

Passive market making may stabilize or maintain the market price of the ADSs at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

The underwriter and its affiliates have either provided, or may in the future provide, various investment banking and other financial services to us, for which they either have received, or may receive in the future, customary fees.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Notice to Prospective Investors in the United Kingdom

The underwriter represents, warrants and agrees as follows:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the ADSs in circumstances in which Section 21 of the FSMA does not apply to us; and

•	it has complied with, and will comply with, all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

European Economic Area

In relation to each Member State of the European Economic Area (each a “Member State”), no ADSs have been offered or will be offered pursuant to the this offering to the public in that Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation), except that offers of ADSs may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

•	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent representative for any such offer; or

•

in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of ADSs shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any ADSs in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Switzerland

The ADSs may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ADSs constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this document nor any other offering or marketing material relating to the ADSs may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, nor the Company nor the ADSs have been or will be filed with or approved by any Swiss regulatory authority. The ADSs are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA, and investors in the ADSs will not benefit from protection or supervision by such authority.

Canada—Notice to Canadian Residents (Alberta, British Columbia, Manitoba, Ontario and Québec Only)

This document constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the ADSs. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the ADSs and any representation to the contrary is an offence.

Canadian investors are advised that this document has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this document is exempt from the requirement that the issuer and the underwriter in the offering provide Canadian investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships as may otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the ADSs in Canada are being made on a private placement basis only and are exempt from the requirement that the issuer prepare and file a prospectus under applicable Canadian securities laws. Any resale of ADSs acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the ADSs outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases the ADSs will be deemed to have represented to the issuer, the underwriter and to each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions or, in Ontario, as defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this document does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the ADSs and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the ADSs or with respect to the eligibility of the ADSs for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Personal Information

Canadian purchasers are hereby notified that: (a) we may be required to provide personal information pertaining to the purchaser as required to be disclosed in Schedule I of Form 45-106F1 under NI 45-106 (including its name, address, telephone number, email address, if provided, and the number and type of securities purchased, the total purchase price paid for such securities, the date of the purchase and specific details of the prospectus exemption relied upon under applicable securities laws to complete such purchase) (“personal information”), which Form 45-106F1 may be required to be filed by us under NI 45-106, (b) such personal information may be delivered to the securities regulatory authority or regulator in accordance with NI 45-106, (c) such personal information is being collected indirectly by the securities regulatory authority or regulator under the authority granted to it under the securities legislation of the applicable legislation, (d) such personal information is collected for the purposes of the administration and enforcement of the securities legislation of the applicable jurisdiction, and (e) the purchaser may contact the applicable securities regulatory authority or regulator by way of the contact information provided in Schedule 2 to Form 45-106F1. Prospective Canadian purchasers that purchase securities in this offering will be deemed to have authorized the indirect collection of the personal information by each applicable securities regulatory authority or regulator, and to have acknowledged and consented to such information being disclosed to the Canadian securities regulatory authority or regulator, and to have acknowledged that such information may become available to the public in accordance with requirements of applicable Canadian laws.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the ADSs described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

Listing

The ADSs are listed on the NYSE under the symbol “SQNS.”

Transfer Agent

The transfer agent for the ADSs is The Bank of New York Mellon, 240 Greenwich Street, New York, New York 10286.

LEGAL MATTERS

The validity of the ordinary shares represented by the ADSs being offered by this prospectus will be passed upon for us by Orrick Europe, Paris, France, our French counsel in connection with this offering. The validity of the ADSs being offered by this prospectus will be passed upon for us by Orrick, Herrington & Sutcliffe LLP, San Francisco, California, our U.S. counsel in connection with this offering. The NBD Group, Inc., Los Angeles, California, is acting as counsel for the underwriter in connection with certain legal matters relating to the ADSs offered by this prospectus supplement.

EXPERTS

The consolidated financial statements of Sequans Communications S.A appearing in the Sequans Communications S.A.’s Annual Report (Form 20-F) for the year ended December 31, 2019 and the effectiveness of Sequans Communications S.A.’s internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young Audit, independent registered public accounting firm, as set forth in their reports thereon, which contain an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 2.1 to the consolidated financial statements and which conclude, among other things, that Sequans Communications S.A. did not maintain effective internal control over financial reporting as of December 31, 2019, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), because of the effects of the material weakness described therein, included therein, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

SEQUANS COMMUNICATIONS S.A.

Ordinary Shares        Warrants        Units

We may offer, issue and sell from time to time up to US$100,000,000, or its equivalent in any other currency, currency units, or composite currency or currencies, of our ordinary shares, including in the form of American Depositary Shares, or ADSs, number of warrants to purchase ordinary shares and a combination of such securities, separately or as units, in one or more issuances. This prospectus provides a general description of offerings of these securities that we may undertake. In addition, certain selling securityholders to be identified in a prospectus supplement may offer and sell up to 8,000,000 ADSs from time to time, in amounts, at prices and on terms that will be determined at the time these securities are offered. We will not receive any proceeds from the sales of these ADSs held by the selling securityholders.

Each time we sell our securities pursuant to this prospectus, we will provide the specific terms of such offering in a supplement to this prospectus. We may also authorize one or more free writing prospectuses to be permitted to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update, or change information contained in this prospectus. You should read this prospectus, the accompanying prospectus supplement and any related free writing prospectus, together with the additional information described under the heading “Where You Can More Find Information About Us,” before you make your investment decision.

Our ordinary shares, in the form of ADSs are listed on the New York Stock Exchange, or NYSE, under the symbol “SQNS.” Each ADS will represent four ordinary shares, nominal value €0.02 per share. On November 13, 2020, the last reported sale price of our shares was $4.40 per ADS. The applicable prospectus supplement will contain information, where applicable, as to any other listing on the NYSE or any other securities market or other exchanges of the securities, if any, covered by the prospectus supplement. There is currently no market through which warrants may be sold and purchasers may not be able to resell warrants purchased under this prospectus. This may affect the pricing of any warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the warrants and the extent of issuer regulation.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, through agents, or directly to purchasers. The names of any underwriters, agents or dealers will be included in a prospectus supplement. The prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Investing in our securities involves certain risks. You should read the “Risk Factors” section contained in the applicable prospectus supplement, any related free writing prospectus and the documents we incorporate by reference before investing in our securities.

Owning our securities may subject you to tax consequences both in France and in the United States. This prospectus and any applicable prospectus supplement may not describe these consequences fully. You should read the tax discussion in this prospectus and any applicable prospectus supplement. In addition, your ability to enforce civil liberties under U.S. federal securities law may be affected adversely by the fact that we are incorporated under the laws of France, many of our officers and directors and experts named in this prospectus are residents of France or elsewhere outside the United States, and a substantial portion of our assets and the assets of such persons are located outside the United States. See “Enforcement of Civil Liabilities.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated November 24, 2020

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration or continuous offering process. Under this shelf registration process, we may from time to time sell our securities described in this prospectus in one or more offerings up to a total dollar amount of $100,000,000, and certain selling securityholders to be identified in a prospectus supplement may offer and sell up to 8,000,000 ADSs. Each time we offer our securities, we will provide you with a supplement to this prospectus that will describe the specific amounts, prices and terms of the securities we offer. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with applicable prospectus supplements and the documents incorporated by reference in this prospectus and any prospectus supplements, includes all material information relating to this offering. Please read carefully both this prospectus and any prospectus supplement together with additional information described below under “Risk Factors,” “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.”

You should rely only on the information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities described in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus may not be used to consummate a sale of our securities unless it is accompanied by a prospectus supplement.

In this prospectus, except where the context otherwise requires and for purposes of this prospectus only:

•	“we,” “us,” “our company,” “the Company,” “the registrant,” “our,” “SQNS” and similar phrases refer to Sequans Communications S.A. and its subsidiaries;

•	“shares” refer to our ordinary shares;

•	all references to the “Euro” or “€” are to the euro currency of the European Union and references to “U.S. dollars,” “dollars” or “$” are to Unites States dollars; and

•	discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, and the documents incorporated herein by reference, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the PSLRA, which are, by their nature, subject to risks and uncertainties. The PSLRA provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements (other than statements of historical facts), including statements regarding industry and our prospects, plans, business strategy and future results of operations or financial position, made in this prospectus are forward looking.

When used in this prospective, the words “anticipate”, “objective”, “may”, “might”, “should”, “could”, “can”, “intend”, “expect”, “believe”, “will”, “estimate”, “predict”, “potential”, “continue”, “plan”, “is designed to” or the negative of these and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	the contraction or lack of growth of markets in which we compete and in which our products are sold;

•	unexpected increases in our expenses, including manufacturing expenses;

•	our inability to adjust spending quickly enough to offset any unexpected revenue shortfall;

•	delays or cancellations in spending by our customers;

•	unexpected average selling price reductions;

•	the significant fluctuation to which our quarterly revenue and operating results are subject due to cyclicality in the wireless communications industry and transitions to new process technologies;

•	our inability to anticipate the future market demands and future needs of our customers;

•	our inability to achieve new design wins or for design wins to result in shipments of our products at levels and in the time frames we currently expect;

•	our inability to enter into and execute on strategic alliances;

•	our ability to meet performance milestones under strategic license agreements;

•	the impact of natural disasters or pandemics on our sourcing operations and supply chain;

•	our ability to remediate material weaknesses in our internal controls relating to the accounting for certain revenue transactions;

•

the potential impact of the COVID-19 pandemic on the production of our products in China and elsewhere, our ability to source components necessary for our production, our ability to operate remotely during government shelter-in-place orders, or demand for our products by customers whose supply chain is impacted or whose demand is curtailed thereby reducing demand for our products; and

•	other factors detailed in documents we file from time to time with the Securities and Exchange Commission.

These statements reflect our current views with respect to future events and are based on assumptions and subject to risk and uncertainties. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. We cannot assure you that our plans, intentions or expectations will be achieved. Our actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus, our Form 20-F and our Form 6-K submissions furnished with the SEC, which can be obtained on the SEC’s website at www.sec.gov. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations. Readers are urged, however, to review the factors set forth in reports that we file and furnish from time to time with the SEC.

Readers are also urged to carefully review and consider the various disclosures made by us which attempt to advise interested parties of the factors which affect our business, including without limitation the disclosures made under the caption “Risk Factors” in this prospectus, any accompanying prospectus supplement and in our Annual Report on Form 20-F for the year ended December 31, 2019 filed with the SEC, or Form 20-F, and our other submissions to the SEC, including any Form 6-K submissions furnished by us.

OUR COMPANY

We are a fabless designer, developer and supplier of semiconductor solutions for Broadband, Critical “Internet of Things” (IoT) and Massive IoT applications. Our solutions incorporate baseband processor and radio frequency, or RF, transceiver integrated circuits, or ICs, along with a front end subsystem and our proprietary signal processing techniques, algorithms and software stacks. Our high performance ICs deliver high throughput, low power consumption and high reliability in a small form factor and at a competitive price.

We believe Massive IoT, Broadband and Critical IoT will be served with the single-mode LTE, or LTE-only, devices and later with 5G devices including 4G fallback, which is our legacy expertise. Specifically, we believe there are significant advantages in size, power consumption, product cost, development costs and certification costs for our customers producing LTE-only devices compared to their more expensive, larger, more power hungry and more complex multi-mode 2G/3G/4G alternative solutions. Furthermore, we believe the announced or expected shutdowns of many 3G/2G networks in order to reallocate spectrum to 5G/4G combined with the expected longevity and technical advantages of 5G/4G will drive a growing market for 5G/4G solutions. In addition, the completion of 3GPP Release 13/14 in 2016 ratified two new LTE categories targeting low complexity, low data-use machine-type communications. LTE-M (also known as LTE Cat M) and NB-IoT (also known as Cat NB) enable dramatically better power efficiency, reduced module costs and better coverage for M2M and IoT devices compared to traditional LTE or even 2G or 3G solutions. With the evolution of the standard toward 5G starting with 3GPP release 15, compatibility with 4G becomes a requirement. We believe we will be able to deliver dual mode (5G and 4G) products leveraging all our past 4G development efforts and reinforcing our position in the Massive IoT, Broadband and Critical IoT spaces.

We were incorporated as a société anonyme under the laws of the Republic of France, or France, on October 7, 2003, for a period of 99 years. We are registered at the Nanterre Commerce and Companies Register under the number 450 249 677. Our principal executive offices are located at 15-55 boulevard Charles de Gaulle, 92700 Colombes, France, and our telephone number is +33 1 70 72 16 00. Our agent for service of process in the U.S. is GKL Corporate/Search, Inc., One Capitol Mall, Suite 660, Sacramento, California 95814.

Our website address is www.sequans.com. Information contained on, or that can be accessed through, our website, does not constitute part of this prospectus and inclusions of our website address, in this prospectus are inactive textual references only. The information that can be accessed through our website is not part of this prospectus, and investors should not rely on any such information in deciding whether to purchase our securities.

RISK FACTORS

Investing in our securities involves certain risks. You should read the risks and uncertainties set forth in the section entitled “Risk Factors” in our most recently filed Form 20-F, as updated by any Form 6-K furnished with the SEC, which are incorporated by reference in this prospectus, and the “Risk Factors” section in any relevant prospectus supplement, before investing in any securities that may be offered pursuant to this prospectus. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also adversely affect us. If any of those risks occur, our business, financial condition or results of operations could be materially harmed. In such case, the value of our securities could decline.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the shares and warrants as set forth in the applicable prospectus supplement. In the case of a sale by a selling securityholder, we will not receive any of the proceeds from such sale.

THE SECURITIES WE MAY OFFER

We may offer our ordinary shares, either in the form of shares or ADSs, or warrants to purchase ordinary shares, either in the form of shares or ADSs, either individually or in any combination as units, with a total value of up to $100,000,000 from time to time under this prospectus, together with any applicable prospectus supplement and related free writing prospectus, at prices and on terms to be determined by market conditions at the time of offering or through negotiated transactions. Each ADS will represent four ordinary shares, nominal value €0.02 per share. In addition, certain selling securityholders to be identified in a prospectus supplement may offer and sell up to 8,000,000 ADSs from time to time, in amounts, at prices and on terms that will be determined at the time these securities are offered. This prospectus provides you with a general description of the securities we or any selling securityholder may offer. Each time we or a selling securityholder offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities.

A prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement or free writing prospectus will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus forms a part.

We may sell the securities directly to or through underwriters, dealers or agents. We and our underwriters or agents reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through underwriters or agents, we will include in the applicable prospectus supplement:

•	the names of those underwriters or agents;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

DESCRIPTION OF SHARE CAPITAL

As of September 30, 2020, our share capital consisted of 121,248,638 issued ordinary shares, fully paid, and with a par value of €0.02 each, and total authorized capital of 280,910,002 ordinary shares. Each ADS represents four ordinary shares. We have no preferred shares authorized or outstanding.

Under French law, our by-laws set forth only our issued and outstanding share capital as of the date of the by-laws. Our authorized share capital represents all issued and outstanding shares, as well as all potential shares which may be issued upon acquisition of restricted free shares or upon exercise of outstanding stock options, founders warrants, other warrants and convertible notes, as approved by our shareholders and our board of directors.

At the Shareholders’ Ordinary General Meeting and Extraordinary Meeting of Sequans Communications S.A. held on June 26, 2020, our shareholders delegated authority to the Board of Directors to carry out a capital increase up to a maximum nominal amount of €2,000,000 by issuing shares and/or securities that grant access to our equity and/or to securities that confer the right to an allotment of debt securities, reserved to a specific class of persons and revocation of preemptive subscription rights in favor of such class. The authorization is valid through December 26, 2021.

Reconciliation of the number of ordinary shares outstanding on the opening date of fiscal year 2020 and on September 30, 2020

Number of ordinary shares as of the opening date of the fiscal year 2020	95,587,146
Issuance of ordinary shares during Q1 2020	197,028
Issuance of ordinary shares during Q2 2020	25,293,968
Issuance of ordinary shares during Q3 2020	170,496
Number of ordinary shares as of September 30, 2020	121,248,638

Dividends and Liquidation Rights

We may make dividend distributions to our shareholders from our net income in each fiscal year (after deductions for depreciation and reserves pursuant to French law and our by-laws), as increased or decreased by any profit or loss carried forward from prior years, and less any contributions to reserves that may be decided by the shareholders under the conditions described below. These distributions are also subject to the requirements of French law and our by-laws.

Pursuant to French law, we must allocate 5% of our net profits for each fiscal year to a legal reserve fund until the amount in that fund is equal to 10% of the nominal amount of our share capital. The legal reserve may not be distributed to shareholders and may not be used to repurchase or reimburse our shares.

Upon recommendation of our board of directors, our shareholders may decide to allocate all or part of any distributable profits among special or general reserves, to carry them forward to the next fiscal year as retained earnings or to allocate them to the shareholders as dividends. However, except in case of a capital decrease, we may not distribute dividends to shareholders when our net assets are or would become as a result of the distribution lower than the amount of share capital including reserves which, under French law, may not be distributed to shareholders.

Our by-laws provide that reserves which are available for distribution under French law and our by-laws may be distributed as dividends, subject to shareholder approval and other limitations under French law. Dividends or interim dividends may be paid in cash or shares.

If our interim income statement shows that, since the end of the preceding fiscal year, we have made distributable profits, our board of directors may, subject to French law and regulations, distribute interim dividends without the approval of our shareholders. An interim dividend may not exceed distributable profits.

Under French law, subject to the preferred dividends rights that may be attached to our preferred shares set forth in our by-laws, as the case may be, if we distribute dividends they must be distributed to our shareholders pro rata according to their shareholdings. Holders of shares outstanding on the date of the shareholders’ meeting approving the distribution of dividends or, in the case of interim dividends, on the date our board of directors meets and approves the distribution of interim dividends are eligible to receive the dividend payment. The actual dividend payment date is decided by our shareholders at an ordinary general meeting, or by our board of directors, if no decision is taken by our shareholders. The payment of the dividends must occur within nine months of the end of our fiscal year. Under French law, dividends not claimed within five years of the date of payment revert to the French State.

In the event that we are liquidated, our assets remaining after payment of our debts, liquidation expenses and all of our other remaining obligations will be distributed first to repay the nominal value of our shares. After these payments have been made, subject to the preferred liquidation rights that may be attached to our preferred shares set forth in our by-laws, as the case may be, any surplus will be distributed pro rata among our shareholders based on the nominal value of their shareholdings.

To date, we have never declared or paid any cash dividends on our ordinary shares or preferred shares. We do not anticipate paying any cash dividends on our ordinary shares in the foreseeable future and intend to retain all available funds and any future earnings for use in the operation and expansion of our business.

Changes in Share Capital

We may increase our share capital only with approval of our shareholders at an extraordinary general meeting. The shareholders can authorize the board of directors to carry out the capital increase for a specified period of time. There are two methods to increase our share capital: the issuance of additional shares, including the creation of a new class of shares, and the increase in the nominal value of existing shares. We may issue additional shares for cash or for assets contributed in kind, upon the conversion of debt securities, by capitalization of our reserves or, subject to certain conditions, in satisfaction of our indebtedness. Although, currently, we have only one class of shares, French law permits us to issue different classes of shares that may have different liquidation, voting and dividend rights.

We may decrease our share capital only with the approval of our shareholders at an extraordinary general meeting. The shareholders can authorize the board of directors to carry out the capital decrease for a specified period of time. There are two methods to decrease our share capital: decreasing the number of shares outstanding and decreasing the nominal value of our shares. The conditions under which the share capital may be decreased vary depending upon whether the decrease is attributable to losses. We may, under certain conditions, decrease the number of outstanding shares either by a reverse stock split or by the repurchase and cancellation of our shares. Any decrease must meet the requirements of French law, which states that all the holders of shares in each class of shares must be treated equally unless each affected shareholder otherwise agrees.

Attendance and Voting at Shareholders’ Meetings

French companies may hold either ordinary or extraordinary shareholders’ general meetings. Ordinary general meetings are required for matters that are not specifically reserved by law to the extraordinary general meetings and include the election and dismissal of the members of the board of directors, the appointment of statutory auditors, the approval of the annual accounts, the approval of agreements entered into between the company and its officers, directors and shareholders holding more than 10% of the voting rights, the declaration of dividends, the payment of dividends in shares, the repurchase by the company of its shares in connection, inter alia, with employee profit-sharing or share option plans, and the issue of bonds. Extraordinary general meetings are required for approval of amendments to our by-laws, modification of shareholders’ rights, mergers, increases or decreases in share capital (including a waiver of preferential subscription rights), the creation of a new class of shares, the authorization of the issue of securities convertible or exchangeable into shares and for the sale or transfer of substantially all of our assets that would result in a change of our corporate purpose.

Our board of directors is required to convene an annual general meeting of shareholders for approval of the annual accounts. This meeting must be held within six months of the end of our fiscal year. However, the president of the tribunal de commerce, the French commercial court, may order an extension of this six-month period. We may convene other ordinary and extraordinary meetings at any time during the year as necessary. Meetings of shareholders may be convened by our board of directors or, if it fails to call a meeting, by our statutory auditors or by a court-appointed agent. Shareholders holding individually or in the aggregate at least 5% of our share capital, or another interested party under certain circumstances, may petition the court to appoint such an agent. The notice convening of a shareholders’ general meeting must state the agenda for the meeting.

Notice of a shareholders’ general meeting must be sent by regular or electronic mail, or registered letter if the shareholder so asks, at least 15 days before the meeting to all holders of registered shares. However, in the case where quorum was not met at the original meeting and was therefore adjourned, the general meeting can be reconvened under the same agenda within a reduced six-day time period. The notice must include the agenda of the meeting and a draft of the resolutions that will be submitted to the shareholders.

Attendance and the exercise of voting rights at both ordinary and extraordinary general meetings of shareholders are subject to certain conditions pursuant to French law. Under our by-laws, in order to participate in any general meeting, a holder of registered shares must have his shares fully paid-in and registered in its name in a shareholder account maintained by or on behalf of us at least three days prior to the meeting.

Subject to the above restrictions, all of our shareholders have the right to participate in our general meetings, either in person or by proxy. Shareholders may vote, either in person, by proxy or by mail (by use of a form), and their votes are counted in proportion to the number of shares they hold. A shareholder may grant a proxy to his or her spouse, to another shareholder or, if the shareholder is a corporation, to a legal representative. A shareholder may grant a proxy to us by returning a blank proxy form. In this last case, the chairman of the shareholders’ meeting will vote the shares in favor of all resolutions proposed by the board of directors and against all others. Proxy forms will be sent to shareholders upon request. In order to be counted, proxies must be received prior to the shareholders’ general meeting at our registered office or at another address indicated in the notice convening the meeting. If requested by a shareholder at least six days prior to the meeting, we must send such shareholder a form to vote by mail and this form must be received by us at least two days prior to the date of a meeting in order to be valid. Under French law, our shares held by entities controlled directly or indirectly by us are not entitled to voting rights. There is no requirement that a shareholder have a minimum number of shares in order to be able to attend or be represented at a general meeting.

Under French law, a quorum requires the presence, in person or by proxy (including those voting by mail) of shareholders having at least (1) 20% of the shares entitled to vote in the case of an ordinary shareholders’ general meeting or at an extraordinary shareholders’ general meeting where shareholders are voting on a capital increase by capitalization of reserves, profits or share premium, or (2) 25% of the shares entitled to vote in the case of any other extraordinary shareholders’ general meeting. If a quorum is not present, the meeting is adjourned. There is no quorum requirement when an ordinary general meeting is reconvened, but the reconvened meeting may consider only questions which were on the agenda of the adjourned meeting. When an extraordinary general meeting is reconvened, the quorum required is 20% of the shares entitled to vote, except where the reconvened meeting is considering capital increases through capitalization of reserves, profits or share premium. For these matters, no quorum is required at the reconvened meeting. If a quorum is not present at a reconvened meeting requiring a quorum, then the meeting may be postponed for a maximum of two months.

At an ordinary shareholders’ general meeting, approval of any resolution requires the affirmative vote of a simple majority of the votes of the shareholders present or represented. The approval of any resolution at an extraordinary shareholders’ general meeting requires the affirmative vote of a two-thirds majority of the votes of shareholders present or represented, except that any resolution to approve a capital increase by capitalization of reserves only requires the affirmative vote of a simple majority of the votes of shareholders present or represented. Notwithstanding these rules, a unanimous vote is required to increase shareholders’ liabilities. Abstention from voting by those present or represented by proxy is counted as a vote against any resolution submitted to a vote.

In addition to the right to obtain certain information regarding us at any time, any shareholder may, from the date on which a shareholders’ meeting is convened until the fourth business day preceding the date of the shareholders’ meeting, submit written questions relating to the agenda for the meeting to our board of directors. Our board of directors is required to respond to these questions during the meeting.

As set forth in our by-laws, shareholders’ meetings are held at our registered office or at any other location specified in the written notice.

Preferential Subscription Rights

Holders of shares have preferential rights to subscribe on a pro rata basis for additional shares and securities convertible or exchangeable into shares. This right is only reserved to holders of ordinary shares or preferred shares. Shareholders may waive their preferential rights on an individual basis. During the subscription period relating to a particular offering of shares, shareholders may transfer their preferential subscription rights that they have not previously waived. To the extent permitted under French law, we intend to seek shareholder approval to waive preferential subscription rights at any extraordinary meeting where shareholders are asked to approve an increase in our capital by issuing additional shares and securities convertible or exchangeable into shares.

Form and Holding of Shares

Our by-laws provide that our ordinary shares shall be held in registered form. In accordance with French law concerning the “dematerialization” of securities, the ownership rights of shareholders are represented by book entries instead of share certificates. Registered shares are entered into an account maintained by us or by a representative that we have nominated. We maintain accounts in the name of each shareholder either directly or, at a shareholder’s request, through such shareholder’s accredited intermediary. Each shareholder’s account shows the name and number of shares held.

Repurchase and Redemption of Shares

Under French law, we may acquire our own shares for the following purposes only:

•

to decrease our share capital, provided that such a decision is not driven by losses and that a purchase offer is made to all shareholders on a pro rata basis, with the approval of the shareholders at an extraordinary general meeting. In this case, the repurchased shares must be cancelled within one month from their repurchase date;

•	to provide shares for distribution to employees or managers under a profit-sharing or share option plan; and

•	to facilitate an issue of additional shares or securities convertible or exchangeable into shares, a merger or a spin-off, approved by the shareholders at an ordinary general meeting.

The amounts repurchased under this section cannot result in us holding more than 10% of our own shares. In the event that such repurchases result in us holding more than 10% of our issued shares, we are required to transfer any shares in excess of the 10% threshold within one year. French law requires that we cancel any shares in excess of this 10% limit that have not been transferred within the one-year period.

When we purchase our own shares, they must be held in registered form and be fully paid. These shares are deemed to be outstanding under French law, but are not entitled to any dividends or voting rights, and we may not exercise preferential subscription rights. The shareholders, at an extraordinary general meeting, may decide not to take such shares into account in determining the preferential subscription rights attached to the other shares. In the absence of such a decision, the rights attached to any shares held by us must either be sold on the market before the end of the subscription period or distributed to other shareholders on a pro rata basis.

Cross Shareholdings and Holding of Our Shares by Our Subsidiaries

French law prohibits a company from holding our shares if we hold more than 10% of that company’s share capital and we may not own any interest in a French company holding more than 10% of our share capital. In the event of a cross shareholding that violates this rule, the company owning the smaller percentage of shares in the other company must sell its interest. Until sold, these shares are deprived of their voting rights. Failure by the officers and directors of a company to sell these shares is a criminal offense.

In the event that one of our subsidiaries holds our shares, these shares are deprived of their voting rights. However, French law does not require the subsidiary to sell the shares.

General Description of our By-laws

The following summarizes certain terms and provisions contained in our by-laws. This summary is not complete, and you should read our by-laws (statuts), which were filed as an exhibit to our Registration Statement on Form F-3, of which this prospectus forms a part.

Corporate Purposes (Article 3)

Our company is engaged in the business of researching, developing and commercializing silicon and software solutions in the areas of broadband wireless access, specifically compliant with LTE standards or other similar broadband wireless standards.

Our corporate purpose in France and in all countries includes the following:

•	The study, development and marketing of all products and/or services relating to radio fixed and/or optical-type communication networks systems;

•	Advising and training, by all means and technical media, relating to the aforementioned fields of operations;

•

The participation, directly or indirectly, in all transaction that may be related to any of the purposes defined above, through the creation of new companies or legal entities, the contribution, subscription, or purchase of securities or corporate rights, acquisition of interests, mergers, partnerships, or any other methods;

•

And, more generally, all industrial, commercial, and financial transactions, or transactions involving movable or fixed assets, that may be related directly or indirectly, in whole or in part, to any of the aforementioned corporate purposes, or to any similar or related purposes, or to any and all purposes that may enhance or develop the company’s business.

Directors’ Voting Powers

Under French law, agreements entered into directly or indirectly between us and our directors are subject to a prior approval of the board of directors and must be ratified by our ordinary shareholders’ general meeting on the basis of a specific report issued by our statutory auditors on such agreements. The director who is interested in the agreement cannot vote on the proposal at the board meeting.

As compensation, directors receive attendance fees set annually by the shareholders upon recommendation of the board of directors. The directors may take part in the vote on the resolution deliberating on their attendance fees. Attendance fees must be differentiated from any other sum a director may receive as a compensation for a particular service provided (i.e. employment contract, chairman of the board). In addition, the directors may be granted warrants by the shareholders’ general meeting.

Director participation at board of directors meetings is not mandatory. Directors may therefore be represented by another director at meetings. In such case, a written power of attorney can be given to another director. Each director may only represent one other director.

Rights, Preferences and Restrictions Attaching to Each Class of Shares

Our shareholders are not required to subscribe to any of our further capital calls.

At this time, we have only one class of shares. Each share gives the right to one vote on all matters submitted to our shareholders. Each share also gives the right to share in the profits and corporate assets, pro rata the amount of our share capital which it represents. Our shareholders only bear losses for up to the amount of their investment. However, in the event we declare bankruptcy, one or several shareholders who could be considered as either (i) having become our de facto manager and, as such, taken decisions that contributed to our insolvency or failed to take decisions that would have prevented such insolvency, or (ii) having in such capacity comingled vis-à-vis third parties between his or her own assets and our own assets may be liable for losses greater than his/her investment. In the event of a capital increase, a majority of shareholders may decide to suppress the preferential subscription rights of all shareholders in favor of a beneficiary or a category of beneficiaries, including existing shareholders who are nevertheless excluded from such vote.

We cannot increase the commitments or liabilities of our shareholders; such a change can only be agreed to by each shareholder individually.

Under our by-laws, our extraordinary general meeting may decide to issue preferred shares bearing preferred voting and financial rights.

Provisions Having the Effect of Delaying, Deferring or Preventing a Change in Control of our Company

The sections of the by-laws relating to the number of directors, election and removal of a director from office may be modified only by a resolution adopted by 66 2⁄3% of our shareholders present or represented. These provisions, and other procedural provisions contained in our by-laws, may have the effect or delaying or deferring a change in control.

Ownership of ADSs or Shares by Non-French Residents

Neither the French Commercial Code nor our by-laws presently impose any restrictions on the right of non-French residents or non-French shareholders to own and vote shares. However, residents outside of France, as well as a French entity controlled by non-French residents, must file an administrative notice with French authorities in connection with the acquisition of a controlling interest, or leading non-French residents to hold a controlling interest, in our company or the acquisition of a controlling interest in any foreign entity holding a controlling interest in our company. Under existing administrative rulings, ownership of 33 1⁄3% (25% when at least one of the members of the investor’s “chain of control” is non-European Union/European Economic Area) or more of our share capital or voting rights is regarded as a controlling interest, but a lower percentage may be held to be a controlling interest in certain circumstances, depending upon such factors as:

•	the acquiring party’s option to buy additional shares;

•	loans and guarantees granted by the acquiring party to our company in amounts evidencing control over our financing; and

•	patent licenses granted by an acquiring party or management or technical assistance agreements with such acquiring party that place us in a dependent position vis-à-vis such party or its group.

Foreign Exchange Controls

Under current French foreign exchange control regulations there are no limitations on the amount of cash payments that we may remit to residents of foreign countries. Laws and regulations concerning foreign exchange controls do, however, require that all payments or transfers of funds made by a French resident to a non-resident be handled by an accredited intermediary. All registered banks and substantially all credit institutions in France are accredited intermediaries.

Availability of Preferential Subscription Rights

Our shareholders have preferential subscription rights as described above under “Description of Share Capital—Preferential Subscription Rights.” Under French law, shareholders have preferential rights to subscribe for cash issues of new shares or other securities giving rights to acquire additional shares on a pro rata basis. Holders of our securities in the U.S. (which may be in the form of shares or ADSs) may not be able to exercise preferential subscription rights for their securities unless a registration statement under the Securities Act is effective with respect to such rights or an exemption from the registration requirements imposed by the Securities Act is available. We may, from time to time, issue new shares or other securities giving rights to acquire additional shares (such as warrants) at a time when no registration statement is in effect and no Securities Act exemption is available. If so, holders of our securities in the U.S. will be unable to exercise any preferential subscription rights and their interests will be diluted. We are under no obligation to file any registration statement in connection with any issuance of new shares or other securities. We intend to evaluate at the time of any rights offering the costs and potential liabilities associated with registering the rights, as well as the indirect benefits to us of enabling the exercise by holders of shares and holders of ADSs in the U.S. to exercise the rights, and any other factors we consider appropriate at the time, and then to make a decision as to whether to register the rights. We cannot assure you that we will file a registration statement.

For holders of our shares in the form of ADSs, the Depositary may make these rights or other distributions available to holders after we instruct it to do so in the United States. If we fail to do this and the Depositary determines that it is impractical to sell the rights, it may allow these rights to lapse. In that case the holders will receive no value for them. The section entitled “Description of American Depositary Receipts—Dividends, Other Distributions and Rights” explains in detail the depositary’s responsibility in connection with a rights offering.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, registers and delivers our ADSs. Each ADS represents four ordinary shares (or a right to receive four ordinary shares) deposited with the principal Paris office of Société Générale or any successor, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary in respect of the depositary facility. A copy of our amended and restated deposit agreement (the “Deposit Agreement”), dated May 14, 2018, among us, the depositary, owners and holders of ADSs is filed with the SEC as an exhibit to this Form F-3.

Any ordinary shares that may be issued pursuant to this prospectus and the applicable prospectus supplement, whether directly or upon exercise of warrants, will be delivered in the form of ADSs. The ADSs may be uncertificated securities or certificated securities evidenced by American Depositary Receipts, or ADRs. Each ADS will represent four shares (or a right to receive four shares) deposited with the principal Paris office of Société Générale or any successor, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 240 Greenwich Street, Floor 8W, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. French law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs set out ADR holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADRs.

We refer to the shares that are at any time deposited or deemed deposited under the deposit agreement and any and all other securities, cash and property received by the depositary or the custodian in respect thereof and at such time held under the deposit agreement as “Deposited Securities”.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided under “Where You Can Find More Information About Us.”

Deposit, Transfer and Withdrawal

French law provides that ownership of shares generally be evidenced only by an inscription in an account in the name of the holder maintained by either the issuer or an authorized intermediary such as a bank. Thus, all references to the deposit, surrender and delivery of our shares refer only to book-entry transfers and do not contemplate the physical transfers of certificates representing the shares in France.

The depositary has agreed, subject to the terms and conditions of the deposit agreement, that upon deposit with the custodian of our shares, or evidence of rights to receive our shares, and pursuant to appropriate instruments of transfer, it will deliver through its Corporate Trust Office to the person or persons specified by the depositor, ADSs registered in the name or names of such person or persons for the number of ADSs issuable in respect of such deposit, upon payment to the depositary of its fees and expenses and of any taxes or charges.

Upon surrender of an ADS at the Corporate Trust Office of the depositary for the purpose of withdrawal of the Deposited Securities represented by the ADSs, payment of the fees, governmental charges and taxes provided in the deposit agreement and payment of all taxes and governmental charges payable in connection with such surrender and withdrawal, and subject to the provisions of the deposit agreement, our by-laws and the Deposited Securities, ADS owners are entitled to delivery to it or upon its order of the shares and any other Deposited Securities at the time represented by the ADSs at the Corporate Trust Office of the depositary or at the office of the custodian in Paris. The forwarding for delivery at the Corporate Trust Office of the depositary of cash, other property and documents of title for such delivery will be at the risk and expense of the ADS holder.

Subject to the terms and conditions of the deposit agreement and any limitations established by the depositary, unless requested by us to cease doing so, the depositary may deliver ADSs before deposit of the underlying ordinary shares. This is called a pre-release of the ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the ordinary shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Dividends, Other Distributions and Rights

The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities in the depositary facility, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

While we do not expect to declare or pay any cash dividends or cash distributions on our ordinary shares for the foreseeable future, if and when we do pay any cash dividend or other cash distribution on the ordinary shares, the depositary will convert, as promptly as practicable, any cash dividend or other cash distribution into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained with reasonable efforts, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest. Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “– Liability of Owner for Taxes” and “Certain Income Tax Considerations” below. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Ordinary Shares

The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution upon our request or after consulting with us. The depositary will only distribute whole ADSs. It will sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new ordinary shares; however, the depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses in connection with that distribution.

Rights to Purchase Additional Ordinary Shares

If we offer holders of our securities any rights to subscribe for additional ordinary shares or any other rights, the depositary may make these rights available to ADS holders. If the depositary decides it is not legal or practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the ordinary shares on your behalf and in accordance with your instructions. The depositary will then deposit the ordinary shares and deliver ADSs to the persons entitled to them. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay and comply with other applicable instructions.

U.S. securities laws may restrict transfers and cancellation of the ADSs representing ordinary shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

Other Distributions

The depositary will send to ADS holders anything else we distribute on deposited securities by any means it determines is equitable and practicable after consulting with us, to the extent practicable. If it cannot make the distribution proportionally among the owners, the depositary may adopt another equitable and practical method subject to consulting with us, to the extent practicable. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. In addition, the depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, ordinary shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

Record Dates

Whenever any cash dividend or other cash distribution becomes payable or any distribution other than cash is made, or whenever rights shall be issued with respect to the Deposited Securities, or whenever for any reason the depositary gives effect to a change in the number of our shares that are represented by each ADS, or whenever the depositary shall receive notice of any meeting of holders of shares or other Deposited Securities, or whenever the depositary shall find it necessary or convenient, the depositary will fix a record date, which shall be the same date as for the represented ordinary share or a date fixed after consultation with us and as close thereto as practicable (i) for the determination of the owners of ADRs who shall be (a) entitled to receive such dividend, distribution or rights, or the net proceeds of the sale thereof, or (b) entitled to give instructions for the exercise of voting rights at any such meeting, (ii) for fixing the date on or after which each ADS will represent the changed number of shares, all subject to the provisions of the deposit agreement or (iii) to facilitate any other matter for which the record date was set.

Voting of Deposited Securities

ADS holders may instruct the depositary to vote the number of deposited ordinary shares their ADSs represent. The depositary will notify ADS holders of shareholders’ meetings and arrange to deliver our voting materials to them if we ask it to. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary.

The depositary will try, as far as practical, and subject to the laws of France and to our by-laws, to vote or to have its agents vote the ordinary shares or other deposited securities as instructed by ADS holders. The depositary will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions provided that any such failure is without negligence and in good faith. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your ordinary shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Except as described above, you will not be able to exercise your right to vote unless you withdraw the ordinary shares. However, you may not know about the shareholder meeting enough in advance to withdraw the ordinary shares.

Amendment and Termination of the Deposit Agreement

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

The depositary will terminate the deposit agreement at our direction, if given, by mailing notice of termination to the ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing notice of termination to us and the ADS holders if 60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver ordinary shares and other deposited securities upon cancellation of ADSs. Four months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations under the deposit agreement will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay and we will not have any obligations thereunder to current or former ADS holders.

Charges of Depositary

See Item 12, “Description of Securities Other than Equity Securities – D. American Depositary Shares – Fees and Expenses” in our Form 20-F, which is incorporated by reference into this prospectus.

Liability of Owner for Taxes

If any tax or other governmental charge shall become payable by the custodian or the depositary with respect to any ADS or any Deposited Securities represented by the ADSs evidenced by such ADS, such tax or other governmental charge will be payable by the owner of such ADS to the depositary. The depositary may refuse to effect any transfer of such ADS or any withdrawal of Deposited Securities underlying such ADS and may apply such dividends, distributions or the proceeds of any such sale to pay any such tax or other governmental charge and the owner of such ADS will remain liable for any deficiency.

DESCRIPTION OF WARRANTS

Warrants may be offered separately or together with ordinary shares. Each series of warrants will be issued under a separate warrant agreement or indenture to be entered into between us and one or more purchasers of such warrants or with banks or trust companies acting as warrant agent. The applicable prospectus supplement will include details of the warrant agreements covering the warrants being offered. The warrant agent, if any, will act solely as our agent and will not assume a relationship of agency with any holders of warrant certificates or beneficial owners of warrants.

The particular terms of each issue or series of warrants will be described in the related prospectus supplement. If warrants for the purchase of ordinary shares are offered, the description will include, where applicable:

•	the designation and aggregate number of warrants offered;

•	the price at which the warrants will be offered;

•	the currency or currency unit in which the warrants are denominated;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•

the number of ordinary shares that may be purchased upon exercise of each warrant and the price at which and currency or currencies in which that amount of ordinary shares may be purchased upon exercise of each warrant;

•	the date or dates, if any, on or after which the warrants and the related ordinary shares will be transferable separately;

•	the minimum or maximum amount, if any, of warrants that may be exercised at any one time;

•	whether the warrants will be subject to redemption or call, and, if so, the terms of such redemption or call provisions; and

•	any other terms, conditions and rights (or limitations on such rights) of the warrants.

We reserve the right to set forth in a prospectus supplement specific terms of the warrants that are not within the options and parameters set forth in this prospectus. In addition, to the extent that any particular terms of the warrants described in a prospectus supplement differ from any of the terms described in this prospectus, the description of such terms set forth in this prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such prospectus supplement with respect to such warrants.

CERTAIN INCOME TAX CONSIDERATIONS

This description is based in part upon the representation of the custodian and the assumption that each obligation in the Depositary Agreement with the depositary relating to your ADSs and any related agreement will be performed in accordance with their terms.

Material United States Federal Income Tax Consequences

The following is a description of the material United States federal income tax consequences of the acquisition, ownership and disposition of our ADSs and warrants. This description addresses only the United States federal income tax consequences to holders that are purchasers of our ADSs and warrants and hold such ADSs and warrants as capital assets (generally property held for investment). This description does not address tax considerations applicable to holders that may be subject to special tax rules, including:

•	financial institutions or insurance companies;

•	real estate investment trusts, regulated investment companies or grantor trusts;

•	dealers or traders in securities or currencies;

•	tax-exempt entities;

•	certain former citizens or former long-term residents of the United States;

•	persons that received the ADSs or warrants as compensation for the performance of services;

•	persons that will hold the ADSs or warrants as part of a “hedging” or “conversion” transaction or as a position in a “straddle” for United States federal income tax purposes;

•	holders that will hold the ADSs or warrants through a partnership or other pass-through entity;

•	holders whose “functional currency” is not the U.S. dollar;

•	holders that own directly, indirectly or through attribution, 10.0% or more, of the voting power or value, of our shares; or

•	holders that may be subject to withholding under the Foreign Account Tax Compliance Act.

Moreover, this description does not address the United States federal estate and gift or alternative minimum tax, or foreign, state or local tax, consequences of the acquisition, ownership and disposition of the ADSs or warrants.

This description is based on the United States Internal Revenue Code of 1986, as amended, or the “Code”, existing, proposed and temporary United States Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described below.

For purposes of this description, a “U.S. Holder” is a beneficial owner of the ADSs or warrants that, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if such trust has validly elected to be treated as a United States person for United States federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of the substantial decisions of such trust.

A “Non-U.S. Holder” is a beneficial owner of the ADSs or warrants that is neither a U.S. Holder nor a partnership, or other entity or arrangement treated as a partnership, for United States federal income tax purposes.

If a partnership or any other entity or arrangement treated as a partnership for United States federal income tax purposes holds the ADSs or warrants, the tax treatment of a partner in such partnership will depend on the status of the partner and the activities of the partnership. Such a partner or partnership is encouraged to consult its tax advisor as to its tax consequences.

You are encouraged to consult your tax advisor with respect to United States federal, state, local and foreign tax consequences of acquiring, owning and disposing of the ADSs or warrants.

For United States federal income tax purposes, you will be treated as the owner of our ordinary shares represented by your ADSs. Exchanges of ordinary shares for ADSs, and ADSs for ordinary shares, will not be subject to United States federal income tax.

Distributions with Respect to ADSs

Subject to the discussion below under “Passive Foreign Investment Company Considerations,” if you are a U.S. Holder, for United States federal income tax purposes, the gross amount of any distribution made to you with respect to your ADSs (other than certain distributions, if any, of the ADSs distributed pro rata to all our shareholders), before reduction for any French taxes withheld therefrom, will be includible in your income as dividend income to the extent such distribution is paid out of our current or accumulated earnings and profits as determined under United States federal income tax principles. Subject to the discussion below under “Passive Foreign Investment Company Considerations,” non-corporate U.S. Holders may qualify for the lower rates of taxation with respect to dividends on ADSs applicable to long-term capital gains (i.e., gains from the sale of capital assets held for more than one year), provided that certain conditions are met, including certain holding period requirements and the absence of certain risk reduction transactions. Such dividends paid to corporate non-U.S. Holders will not generally be eligible for a dividends received deduction. Subject to the discussion below under “Passive Foreign Investment Company Considerations,” to the extent, if any, that the amount of any distribution by us exceeds our current and accumulated earnings and profits as determined under United States federal income tax principles, it will be treated first as a tax-free return of your adjusted tax basis in your ADSs and thereafter as capital gain. We do not expect to maintain calculations of our earnings and profits under United States federal income tax principles and, therefore, if you are a U.S. Holder you should expect that the entire amount of any distribution generally will be reported as dividend income to you.

Dividends, if any, paid to U.S. Holders in euros or currency other than the U.S. dollar (“Other Foreign Currency”) will be includible in income in a U.S. dollar amount based on the prevailing spot market exchange rate in effect on the date of actual or constructive receipt whether or not converted into U.S. dollars at that time. Assuming dividends received in euros (or Other Foreign Currency) are converted into U.S. dollars on the day they are received, the U.S. Holder will not be required to recognize foreign currency gain or loss in respect of the dividend income. If, however, the payment is not converted at that time, a U.S. Holder will have a tax basis in euros (or Other Foreign Currency) equal to the U.S. dollar amount of the dividend included in income, which will be used to measure gain or loss from subsequent changes in exchange rates. Any gain or loss that a U.S. Holder recognizes on a subsequent conversion of euros (or Other Foreign Currency) into U.S. dollars (or on other disposition) will be U.S. source ordinary income or loss. U.S. Holders should consult their own tax advisors regarding the tax consequences to them if dividends are paid in euros (or Other Foreign Currency).

Subject to certain conditions and limitations, French tax withheld on dividends may be deducted from your taxable income or credited against your United States federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends, if any, that we distribute will constitute “passive category income,” or, in the case of certain U.S. Holders, “general category income”. A foreign tax credit for foreign taxes imposed on distributions may be denied if you do not satisfy certain minimum holding period requirements or if you engage in certain risk reduction transactions. If you are a U.S. Holder, dividends, if any, paid to you with respect to your ADSs will be treated as foreign source income, which may be relevant in calculating your foreign tax credit limitation. The rules relating to the determination of the foreign tax credit are complex, and you are encouraged to consult your tax advisor to determine whether and to what extent you will be entitled to this credit.

Subject to the discussion below under “Backup Withholding Tax and Information Reporting Requirements”, if you are a Non-U.S. Holder, you will not be subject to United States federal income, or withholding, tax on dividends received by you on your ADSs, unless such income is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base in the United States).

Sale, Exchange or Other Disposition of ADSs

Subject to the discussion below under “Passive Foreign Investment Company Considerations”, if you are a U.S. Holder, you will recognize capital gain or loss on the sale, exchange or other disposition of your ADSs equal to the difference between the amount realized on such sale, exchange or other disposition and your adjusted tax basis in your ADSs. If you are a non-corporate U.S. Holder, capital gain from the sale, exchange or other disposition of ADSs is eligible for the preferential rate of taxation applicable to long-term capital gains if your holding period for such ADSs exceeds one year (i.e., such gain is long-term capital gain). Gain or loss, if any, recognized by a U.S. Holder will be treated as U.S. source gain or loss, as the case may be, for foreign tax credit limitation purposes. The deductibility of capital losses for United States federal income tax purposes is subject to limitations.

Subject to the discussion below under “Backup Withholding Tax and Information Reporting Requirements”, if you are a Non-U.S. Holder, you will not be subject to United States federal income, or withholding, tax on any gain realized on the sale or exchange of such ADSs or warrants unless:

•

such gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base in the United States); or

•	you are an individual and have been present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met.

Passive Foreign Investment Company Considerations

A non-U.S. corporation will be classified as a “passive foreign investment company”, or a PFIC, for United States federal income tax purposes in any taxable year in which, after applying certain look-through rules, either

•	at least 75% of its gross income is “passive income”; or

•	at least 50% of the average value of its gross assets is attributable to assets that produce “passive income” or are held for the production of “passive income”.

Passive income for this purpose generally includes dividends, interest, royalties, rents, gains from commodities and securities transactions and the excess of gains over losses from the disposition of assets which produce passive income, including passive income derived by reason of the investment of funds raised in offerings of the ADSs. If a non-U.S. corporation owns at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income.

Based on the character of our gross income and the average value of our passive assets relative to the gross value of our assets for the taxable year ended December 31, 2019, we were not a PFIC for 2019. Because PFIC status is determined annually based on our income, assets and activities for the entire taxable year, it is not possible to determine whether we will be characterized as a PFIC for 2020 or any other future year until after the close of that year. While we intend to manage our business so as to avoid PFIC status, to the extent consistent with our other business goals, we cannot predict whether our business plans will allow us to avoid PFIC status. In addition, because the market price of the ADSs has fluctuated and is likely to fluctuate in the future and because that market price may affect the determination of whether we will be a PFIC, there can be no assurance that we will not be a PFIC for any taxable year.

If we are a PFIC for any year during which you hold your ADSs, and you are a U.S. Holder, then unless you make one of the elections described below, a special tax regime will apply to both (a) any “excess distribution” by us to you for the year (defined as your ratable portion of distributions in the year which are greater than 125% of the average annual distribution received by you in the shorter of the three preceding years or your holding period for the ADSs) and (b) any gain realized on the sale or other disposition (including a pledge) of the ADSs. Under this regime, any excess distribution and realized gain will be treated as ordinary income and will be subject to tax as if (a) the excess distribution or gain had been realized ratably over your holding period, (b) the amount deemed realized in each year had been subject to tax in each year of that holding period at the highest marginal rate for such year (other than income allocated to the current period or any taxable period before we became a PFIC, which would be subject to tax at the U.S. Holder’s regular ordinary income rate for the current year and would not be subject to the interest charge discussed below), and (c) the interest charge applicable to underpayments of tax had been imposed on the taxes deemed to have been payable in those years. In addition, the tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and dividend distributions made to you will not qualify for the lower rates of taxation applicable to long-term capital gains discussed above under “Distributions with Respect to ADSs.”

Certain elections are available to U.S. Holders of shares that may serve to alleviate some of the adverse tax consequences of PFIC status described above. One such election is a qualified electing fund, or a QEF, election, under which you would be required to include in income on a current basis your pro rata share of our ordinary earnings as ordinary income and your pro rata share of our net capital gain as capital gain. However, we do not expect to provide to U.S. Holders the information needed to report income and gain pursuant to a QEF election, and we make no undertaking to provide such information in the event that we are a PFIC.

Under an alternative tax regime, you may also avoid certain adverse tax consequences relating to PFIC status discussed above by making a mark-to-market election with respect to your ADSs annually, provided that the ADSs are “marketable.” The ADSs will be marketable if they are regularly traded on certain U.S. stock exchanges, including the NYSE, or on certain non-U.S. stock exchanges. For these purposes, the ADSs will be considered regularly traded during any calendar year during which they are traded, other than in negligible quantities, on at least 15 days during each calendar quarter. U.S. Holders should be aware, however, that if we are determined to be a PFIC, the interest charge regime described above could be applied to indirect distributions or gains deemed to be attributable to U.S. Holders in respect of any of our subsidiaries that also may be determined to be a PFIC, and the mark-to-market election would not be effective for such subsidiaries.

If you choose to make a mark-to-market election, you would recognize as ordinary income or loss each year in which we are a PFIC an amount equal to the difference as of the close of the taxable year between the fair market value of your ADSs and your adjusted tax basis in your ADSs. Losses would be allowed only to the extent of net mark-to-market gain previously included by you under the election for prior taxable years. If you make a mark-to-market election, then the PFIC rules described above relating to excess distributions and realized gains would not apply to you for periods covered by the election. If you do not make a mark-to-market election for the first taxable year in which we are a PFIC during your holding period of the ADSs, you would be subject to interest charges with respect to the inclusion of ordinary income attributable to each taxable year in which we were a PFIC during your holding period before the effective date of such election.

If we are a PFIC, a holder of ADSs that is a U.S. Holder must file United States Internal Revenue Service Form 8621 for each tax year in which the U.S. Holder makes a disposition of ADSs, receives direct or indirect distributions on its ADSs, or makes one of the elections mentioned above with respect to its ADSs. If we are a PFIC for a given taxable year, then you are encouraged to consult your tax advisor concerning the availability and consequences of making any of the elections mentioned above, as well as concerning your annual filing requirements.

Tax Treatment of Warrant Holders

Generally, a holder of our warrants will recognize gain or loss upon the sale, exchange or other taxable disposition of the warrants in an amount equal to the difference between the amount realized on the disposition and the holder’s tax basis for the warrants. Such gain or loss generally will be capital gain or loss, provided ordinary shares or ADSs which would be received upon exercise of the warrants would be held as capital assets, and will be long term if the warrants have been held for more than one year. A holder’s tax basis for its warrants will be the price it paid for the warrants. In the case of a holder who acquired its warrants as part of an investment unit consisting of warrants and ordinary shares or ADSs, a portion of the purchase price of the investment unit must be allocated to the warrants based on the fair market value of the warrants.

The exercise of a warrant will not be a taxable event to a holder of the warrant. Upon exercise of a warrant, the holder’s tax basis in the ordinary shares or ADSs received therefor will be the sum of (a) its tax basis in the warrant and (b) the cash paid upon exercise of the warrant. The holding period for capital gain and loss purposes for the ordinary shares or ADSs received upon exercise of a warrant will not include the period during which the warrant was held by the holder.

Upon the expiration of a warrant, a holder will recognize a loss equal to its tax basis for the warrant. Such loss generally will be a capital loss, provided the ordinary shares or ADSs would have been held as a capital asset, and will be long term if the warrant has been held for more than one year.

The number of shares that may be purchased upon exercise of our warrants may be subject to adjustment from time to time upon the occurrence of certain events. Under Section 305 of the Code, a change in conversion ratio or any transaction having a similar effect on the interest of a holder of a warrant may be treated as a distribution with respect to any holder of a warrant whose proportionate interest in the earnings and profits of the Company is increased by such change or transaction. Thus, under future circumstances which may or may not occur, such an adjustment pursuant to the terms of the warrants may be treated as a distribution to the holder to the extent of the Company’s current or accumulated earnings and profits, without regard to whether the such holder receives any cash or other property.

Medicare Tax

A U.S. Holder that is an individual, estate or a trust that does not fall into a special class of trusts that is exempt from such tax is subject to a 3.8% tax on net investment income at certain income levels. In the case of an individual, the tax will be imposed on the lesser of (1) the individual’s “net investment income” for the relevant taxable year and (2) the excess of the individual’s modified adjusted gross income for the taxable year over $250,000 (in the case of a taxpayer filing a joint return or a surviving spouse), $125,000 (in the case of a married taxpayer filing a separate return) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (1) the entity’s “undistributed net investment income” for the taxable year and (2) the excess (if any) of the entity’s “adjusted gross income” over the dollar amount at which the highest tax bracket begins for such entity. Such a U.S. Holder’s net investment income will include its gross dividend income and its net gains from the disposition of ADSs (or warrants), unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are encouraged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the ADSs and warrants.

Information with Respect to Foreign Financial Assets

Individuals who own “specified foreign financial assets” with an aggregate value in excess of certain threshold amounts are required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities, including ADSs issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. In addition, U.S. holders have an obligation to file reports with the office of Financial Crimes Enforcement Network (FinCEN) if they own an interest in a foreign financial account and meet reporting thresholds. U.S. holders that are individuals are encouraged to consult their tax advisors regarding the application of these reporting requirements as it relates to their ownership of ADS and warrants.

Backup Withholding Tax and Information Reporting Requirements

United States backup withholding tax and information reporting requirements apply to certain payments to certain non-corporate holders of stock. Information reporting will apply to payments of dividends on, and to proceeds from the sale or redemption of, the ADSs (or warrants) made within the United States, or by a United States payor or United States middleman, to a holder of the ADSs (or warrants), other than an exempt recipient, including a corporation, a payee that is not a United States person that provides an appropriate certification and certain other persons. A payor will be required to withhold backup withholding tax from any payments of dividends on, or the proceeds from the sale or redemption of, ADSs (or warrants) within the United States, or by a United States payor or United States middleman, to a holder, other than an exempt recipient, if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the beneficial owner’s United States federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

Material French Tax Consequences

The following is a description of the material French tax consequences of the acquisition, ownership and disposition of our ADSs by a U.S. Holder. This description is based on applicable tax laws, regulations and judicial decisions as of the date of this annual report, and, where applicable, the Convention between the United States of America and France for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital, dated of August 31, 1994, as amended from time to time (the “U.S. Treaty”).

This description is based in part upon the representation of the custodian and the assumption that each obligation in the Depositary Agreement with the depositary relating to your ADRs and any related agreement will be performed in accordance with their terms.

The following is a description of the principal tax effect on U.S. Holders for the purposes of French tax if, all of the following points apply:

•	the U.S. Holder owns, directly, indirectly or constructively, less than 10% of the Company capital and dividend rights;

•	the U.S. Holder is entitled to the benefits of the U.S. Treaty (including under the “limitations on benefits” article of the U.S. Treaty);

•	the U.S. Holder does not hold the ADSs through a permanent or a fixed base in France;

•	the U.S. Holder is not multi-resident;

•	the U.S. Holder does not hold the ADSs through a non-U.S. based pass-through entity; and

•

the U.S. Holder does not receive dividend, capital gains or other payments on the ADSs on an account located in a Non-cooperative State as defined in Article 238-0 A of the French General Tax Code and as mentioned in a list published by the French tax authorities as amended from time to time (on January 1st of each year).

A U.S. Holder to whom all the above requirements apply will be hereafter defined as a Qualifying U.S. Holder.

This description is relevant only to holders of ADSs who are Qualifying U.S. Holders.

For purposes of the U.S. Treaty Qualifying U.S. Holders of ADSs will be treated as the owners of Company’s ordinary shares represented by such ADSs.

Special rules apply to U.S. expatriates, insurance companies, pass-through entities and investors in such entities, tax-exempt organizations, financial institutions, persons subject to the alternative minimum tax and securities broker-dealers, among others. Those special rules are not discussed in this prospectus.

Holders of Company ADSs are encouraged to consult their own tax advisors as to the particular tax consequences to them of owning our ADS, including their eligibility for benefits under the U.S. Treaty, the application and effect of state, local, foreign and other tax laws and possible changes in tax laws or in their interpretation.

Taxation of Dividends

Dividends paid by a French company to individual non-French holders are generally subject to a 12.8% withholding tax. Such 12.8% withholding tax rate can be increased to 75% if the dividend is paid towards Non-cooperative States or territories (as mentioned above) irrespective of the tax residence of the beneficiary of the dividends. Such withholding tax rates may, however, be reduced by application of a tax treaty with France.

Taxation of Capital Gains

A Qualifying U.S. Holder will not be subject to any French income or withholding tax on any capital gain realized upon the sale or exchange of ADSs of the Company.

Estate and Gift Taxes

Under the Convention Between the United States of America and the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Estates, Inheritance and Gifts dated November 24, 1978 (as amended from time to time), if a U.S. Holder transfers his or her shares by gift or by reason of the U.S. Holder’s death, that transfer will not be subject to French gift or inheritance tax unless the U.S. Holder is domiciled in France at the time of making the gift or at the time of his or her death or if the shares are held for use in the conduct of a business or profession through a permanent establishment or a fixed base in France.

Wealth Tax on Real Estate

The French wealth tax on real estate namely the Impôt sur la Fortune Immobilière (“IFI”) generally applies to real estate assets to the extent that their net value exceeds €1,300,000. Therefore, all other movable assets (tangible assets, shares, life insurance, cash, etc.) is excluded from the tax base, unless their underlying assets (direct or indirect) consist of real estate assets or rights.

However, a general exclusion applies to real estate assets owned by companies pursuing a commercial, industrial, craft, agricultural or liberal activity when the taxpayer (together with the members of its tax household) holds directly or indirectly less than 10% of the share capital or the voting rights of the company.

As a result, Qualifying U.S. Holders will not be subject to French IFI in respect of their shareholding in the Company.

Tax Treatment of Warrant Holders

The following generally summarizes the material French tax consequences of purchasing, owning and disposing of the warrants described in this prospectus. The statements related to French tax laws set forth below are based on the laws in force as of the date hereof, and are subject to any changes in applicable laws and tax treaties after such date.

This discussion is intended only as a descriptive summary and does not purport to be a complete analysis or listing of all potential tax effects of the purchase, ownership or disposition of warrants. It does not constitute legal or tax advice.

The following summary does not address the treatment of warrants that are held by a resident of France (except for purposes of describing related tax consequences for other holders) or in connection with a permanent establishment or fixed base through which a holder carries on business or performs personal services in France.

Investors should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of warrants in light of their particular circumstances.

Capital gains

Non-French resident holders of warrants who do not hold the warrants in connection with a business or profession conducted in France will not be subject to any French income tax or capital gains tax on the sale, disposal or redemption of the warrants.

Transfers of warrants made outside France will not be subject to any stamp duty or other transfer taxes imposed in France.

Estate and Gift Tax

France imposes estate and gift tax on warrants of a French company that are acquired through inheritance or by gift. The tax applies without regard to the residence of the transferor. However, France has entered into estate and gift tax treaties with a number of countries pursuant to which, assuming certain conditions are met, residents of the treaty country may be exempted from such tax or obtain a tax credit.

Under the Convention between the Government of the United States of America and the Government of the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes and Estates and Gifts dated November 24, 1978, a transfer of warrants by gift or by reason of the death of a U.S. holder entitled to benefits under that convention will not be subject to French gift or inheritance tax, so long as the donor or decedent was not domiciled in France at the time of making the gift or at the time of his or her death and the warrants were not used or held for use in the conduct of a business or profession through a permanent establishment or fixed base in France.

Wealth Tax

French wealth tax generally does not apply to warrants owned by non-French residents.

ENFORCEMENT OF CIVIL LIABILITIES

We are a société anonyme, or limited liability corporation, organized under the laws of France. The majority of our directors and executive officers reside in France and other countries outside the U.S. All or a substantial portion of our assets and of such persons’ assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or such persons or to enforce, either inside or outside the United States, judgments against us or such persons obtained in U.S. courts or to enforce in U.S. courts judgments obtained against such persons in courts in jurisdictions outside the United States, in each case, in any action predicated upon the civil liability provisions of the federal securities laws of the United States. In an original action brought in France predicated solely upon the U.S. federal securities laws, French courts may not have the requisite jurisdiction to grant the remedies sought. In addition, actions in the United States under the U.S. federal securities laws could be affected under certain circumstances by the French law of July 16, 1980, which may preclude or restrict the obtaining of evidence in France or from French persons in connection with such actions.

We have designated GKL Corporate/Search, Inc., One Capitol Mall, Suite 660, Sacramento, California 95814, as our agent for service of process in the United States with respect to any action brought against us in the U.S. District Court for the Southern District of New York under the federal securities laws of the United States or of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

SELLING SECURITYHOLDERS

This prospectus also relates to the possible resale or other disposition by certain selling securityholders to be identified in a prospectus supplement of up to 8,000,000 ADSs issuable upon conversion of convertible notes issued in private placements.

PLAN OF DISTRIBUTION

We or any selling securityholder may sell or distribute the securities offered by this prospectus, from time to time, in one or more offerings, as follows:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers;

•	through any other methods described in a prospectus supplement; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing shareholders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

Our securities distributed by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Sale Through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The applicable prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will agree to use its commonly reasonable efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If the applicable prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

We and the underwriters may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters. The underwriters may affect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Loans of Securities

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our affiliates, in the ordinary course of business for which they may receive customary compensation.

Sales by Selling Securityholders

Selling securityholders may use this prospectus in connection with the resale of the securities. The applicable prospectus supplement will identify the selling securityholders and the terms of the securities. Selling securityholders may be deemed to be underwriters in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. The selling securityholders will receive all the proceeds from the sale of the securities. We will not receive any proceeds from sales by selling securityholders.

LEGAL MATTERS

The validity of the ordinary shares, warrants and any combination thereof offered by this prospectus and legal matters will be passed upon by Orrick Rambaud Martel.

EXPERTS

The consolidated financial statements of Sequans Communications S.A appearing in Sequans Communications S.A.’s Annual Report (Form 20-F) for the year ended December 31, 2019 and the effectiveness of Sequans Communications S.A.’s internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young Audit, independent registered public accounting firm, as set forth in their reports thereon (which contain an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 2.1 to the consolidated financial statements and which conclude, among other things, that Sequans Communications S.A. did not maintain effective internal control over financial reporting as of December 31, 2019, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), because of the effects of the material weakness described therein, included therein), and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information superseded by information in this document. This prospectus incorporates by reference the following documents that we have previously filed with the SEC:

•	our Annual Report on Form 20-F for the year ended December 31, 2019 filed with the SEC on March 30, 2020;

•

our Reports of Foreign Issuer on Form 6-K furnished with the SEC on February 12, 2020, March 31, 2020, April  3, 2020, May 14, 2020, May  15, 2020, May  29, 2020, June  4, 2020, June  26, 2020 and November 16, 2020; and

•

the description of our securities in the Registration Statement on Form F-1 (Registration No. 333-173001) under the heading “Description of American Depositary Receipts” as supplemented by the revised form of American Depositary Receipt filed on November 19, 2019 pursuant to Rule 424(b)(3) of the Securities Act (Registration No. 333-224589).

The documents listed above contain important information about us and our finances. The more detailed information contained in the Form 6-K and Form 20-F qualify this entire prospectus. Statements in this prospectus may modify or supersede statements in the Form 6-K and Form 20-F and therefore the modified or superseded part of the original statement is not part of this prospectus.

We incorporate by reference into this prospectus all subsequent annual reports on Form 20-F after the date of this prospectus and before we terminate this offering. We also may incorporate by reference into this prospectus our reports on Form 6-K furnished after the date of this prospectus and before we terminate this offering that we identify in the Form 6-K as being incorporated into this registration statement. We may modify or supersede any statement in this prospectus by statements in documents we incorporate by reference after the date of this prospectus. When that happens, the modified or superseded part of the original statement is not part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

You may request a copy of any of the documents incorporated by reference in this prospectus at no cost. We will not include exhibits to the documents that you request unless the exhibits are specifically incorporated by reference into those documents. You may make your request for any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address: 15-55 boulevard Charles de Gaulle, 92700 Colombes, France. The telephone number at this address is +33 1 70 72 16 00.

We are a foreign private issuer (as such term is defined in the Exchange Act). We are subject to the informational requirements of the Exchange Act, file our annual reports on Form 20-F, and furnish reports on Form 6-K and other information with the SEC. We have filed with the SEC a registration statement on Form F-3 to register the securities offered in this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and its exhibits and schedules. References in this prospectus to any contract or other document are not necessarily complete and, if we filed the contract or document as an exhibit to the registration statement, you should refer to the exhibit for more information.

Our corporate Internet address is www.sequans.com. We make available free of charge on or through our website our annual reports, current reports, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. We may from time to time provide important disclosures to investors by posting them in the investor relations section of our website, as allowed by the SEC, rules. Information contained on our website is not part of this report or any other report filed with the SEC. The SEC also maintains an Internet site http://www.sec.gov that contains reports, proxy and information statements, and other information that we filed electronically.

As a foreign private issuer, we are exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are not currently required under the Exchange Act to publish financial statements as frequently or as promptly as are United States companies subject to, among others, Rules 13a-11, 13a-13, 15d-11 and 15d-13 promulgated under the Exchange Act. Moreover, while we have and expect to continue to submit quarterly interim consolidated financial data to the SEC under cover of the SEC’s Form 6-K, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies and are not required to file quarterly reports on Form 10-Q or current reports on Form 8-K under the Exchange Act. Furthermore, our ordinary shares are not listed and we do not currently intend to list our ordinary shares on any market in France, our home country. As a result, we are not subject to the reporting and other requirements of listed companies in France. For instance, we are not required to publish quarterly or semi-annual financial statements. Accordingly, there is less publicly available information concerning our company than there would be if we were a U.S. public company.

American Depositary Shares

Representing                Ordinary Shares

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager

B. Riley Securities

December     , 2020